UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DIGITAL RIVER, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGITAL RIVER, INC.

10380 BREN ROAD WEST

MINNETONKA, MN 55343

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

TO THE STOCKHOLDERS OF DIGITAL RIVER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of DIGITAL RIVER, INC., a Delaware corporation, will be held on Thursday, May 23, 2013, at 3:30 p.m. local time at our offices at 10380 Bren Road West, Minnetonka, Minnesota, 55343 and on the Internet at www.virtualshareholdermeeting.com/driv2013 for the following purposes:

1.                                      To elect three Class III directors for a term of three years;

2.                                      Approve the adoption of the 2013 Performance Bonus Plan

3.                                      To submit an advisory vote to approve the executive compensation of our Named Executive Officers;

4.                                      To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2013; and

5.                                      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 28, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Kevin L. Crudden
KEVIN L. CRUDDEN
Secretary

Minnetonka, Minnesota
April 12, 2013

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DIGITAL RIVER, INC.

10380 BREN ROAD WEST

MINNETONKA, MN 55343

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 23, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Digital River, Inc., a Delaware corporation, for use at the Annual Meeting of stockholders to be held on May 23, 2013, at 3:30 p.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting.  The Annual Meeting will be held at our offices at 10380 Bren Road West, Minnetonka, Minnesota 55343.  You may also attend the meeting online, including submitting questions, at www.virtualshareholdermeeting.com/driv2013.

SOLICITATION

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.  We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, par value $.01 per share, beneficially owned by others to forward to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Our directors, officers or other regular employees may supplement original solicitation of proxies by mail, telephone or personal solicitation.  They will not be paid any additional compensation for these services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of our common stock at the close of business on March 28, 2013, will be entitled to notice of and to vote at the Annual Meeting. Each holder of record of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 26, 2013, we had outstanding and entitled to vote 35,312,101 shares of common stock.

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented at the meeting in person or by proxy.  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

DISTRIBUTION AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We utilize Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice.

We plan to mail the Notice to stockholders by April 14, 2013, which will contain instructions on how to access this proxy statement and our annual report online.

We first made available the proxy solicitation materials at www.proxyvote.com on or around April 12, 2013, to all stockholders entitled to vote at the annual meeting.  You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com.  Our 2012 Annual Report to stockholders was made available at the same time and by the same methods.

VOTING VIA THE INTERNET OR BY TELEPHONE

You may grant a proxy to vote your shares by means of the telephone or on the Internet.  The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each proxy contains or is submitted with information from which the inspectors of election can determine that this proxy was authorized by you.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly.  If you are granting a proxy to vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by you.

For Shares Registered in your Name

Stockholders of record may grant a proxy to vote shares of our common stock by using a touch-tone telephone to call 1-800-690-6903 or via the Internet by accessing the website www.proxyvote.com or www.virtualshareholdermeeting.com/driv2013.  You will be required to enter our number and a twelve-digit control number (these numbers are located on the proxy card).  If voting via the Internet, you will then be asked to complete an electronic proxy card.  The votes will be generated on the computer screen and you will be prompted to submit or revise them as desired.  Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on May 22, 2013.  Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

If your stock is held through a bank, broker or other agent (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.  A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the means to give instructions to vote shares by means of the Internet.  If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions, Inc. program, you may go to www.proxyvote.com to give instructions to vote your shares by means of the Internet.  Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on May 22, 2013.  Submitting your voting instructions via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.  A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the meeting.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted.  You may revoke your proxy by filing with our Corporate Secretary at our principal executive office, 10380 Bren Road West, Minnetonka, Minnesota 55343, a written notice of revocation or a duly executed proxy bearing a later date, or you may revoke your proxy by attending the meeting and voting in person.  Attendance at the meeting will not, by itself, revoke a proxy.

If you are the beneficial owner of shares held in the name of a broker or bank and you wish to vote at the Annual Meeting, you must have an appropriate proxy from your broker or bank appointing you as attorney-in-fact for purposes of voting at the meeting.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2014 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 13, 2013.

For business to be properly brought before an annual meeting by a stockholder, the stockholder, wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must have given timely notice in writing to our Corporate Secretary.  To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on February 22, 2014, nor earlier than the close of business on January 23, 2014.  You should also review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted on July 21, 2010, Section 14A of the Securities Exchange Act (15 U.S.C. § 78n-1 et. seq.) requires the Company to hold an advisory vote on the compensation of our executive officers as set forth in the Compensation Discussion and Analysis, the compensation tables and other related disclosures in this proxy statement (commonly referred to as a “say-on-pay” proposal). Providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to the Compensation Committee’s executive compensation philosophy, policies, and procedures.  The results of this vote will not be binding on the Company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and bylaws provide that the Board of Directors will be divided into three classes, with each class having a three-year term.  Vacancies on the Board that arise between stockholder meetings may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Our Board of Directors presently has seven members.  There are two directors in the class whose term of office expires in 2013 (Perry W. Steiner and Timothy J. Pawlenty).  The Nominating and Corporate Governance Committee has nominated Messrs. Steiner and Pawlenty for election as Class III directors.  On February 28, 2013, the Board of Directors appointed David C. Dobson, our new Chief Executive Officer, to the Board. The Nominating and Corporate Governance Committee of the Board has nominated Mr. Dobson to stand for election as a Class III director as well at the upcoming Annual Meeting.  If elected at the Annual Meeting, Messrs. Steiner, Pawlenty and Dobson would each serve until the 2016 annual meeting and until his successor is elected and has qualified, or until his death, resignation or removal.

In April 2012, our Board of Directors amended the Company’s bylaws and Corporate Governance Guidelines to adopt a majority vote standard for non-contested director elections and to contain a resignation requirement for directors who fail to receive the required majority vote. These amendments were effective June 1, 2012. Although all nominees are non-contested as of the date of this Notice of Annual Meeting, a plurality vote standard would apply to any contested director elections. To be elected in a non-contested election under the majority voting standard, a director nominee must receive more “For” votes than “Against” votes.  Abstentions and broker non-votes are counted towards a quorum but will have no effect in non-contested director elections since only votes “For” and “Against” a nominee will be counted towards the vote total. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee as the Nominating and Corporate Governance Committee may propose.  The nominees have agreed to serve if elected, and the Nominating and Corporate Governance Committee and management have no reason to believe that the nominees will be unable to serve. If the number of shares voted “For” an incumbent director does not exceed the number of votes cast “Against” that incumbent director (an “Against Vote”), that incumbent director will tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee will then promptly consider the resignation submitted by an incumbent director receiving an Against Vote and recommend to the Board of Directors whether to accept the tendered resignation or reject it, or whether other action should be taken. The Board of Directors will then act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote, which action may include, without limitation, acceptance of the tendered resignation, adoption of measures designed to address the issues underlying the Against Vote, or rejection of the tendered resignation.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING:

PERRY W. STEINER

Mr. Steiner (47) has served as our director since April 1998 and served as our President from July 1998 to February 2001. Mr. Steiner serves on the Company’s Nominating and Corporate Governance Committee and Compensation Committee. Mr. Steiner serves as Managing Partner with Arlington Capital Partners, a private equity fund, which he joined in 2001. Prior thereto, Mr. Steiner served as a senior member of Wasserstein Perella Ventures, Inc., a venture capital fund, and as a principal of TCW Capital. Mr. Steiner serves as a director of Iron Data LLC, Main Line Broadcasting, Cherry Creek Radio and Virgo Holdings.

Areas of relevant experience: capital markets; corporate finance; mergers and acquisitions; detailed knowledge of Company from prior role as President of the Company.

TIMOTHY J. PAWLENTY

Mr. Pawlenty (52) has served as our director since December 2011.  Mr. Pawlenty serves as a member of our Audit Committee and Nominating and Corporate Governance Committee.  Mr. Pawlenty currently serves as

President and Chief Executive Officer of the Financial Services Roundtable.  He has held that position since November 1, 2012. Mr. Pawlenty previously served as Governor of the State of Minnesota for two terms from 2003 to 2011. From January 2011 to November 2012, Mr. Pawlenty served as an independent consultant.  Prior to 2003, Mr. Pawlenty’s experiences include serving in the Minnesota House of Representatives where he was elected Majority Leader; private practice with Rider Bennett, a Twin Cities-based law firm; Vice President of Corporate Development for Wizmo, an early stage technology services company; and service on the Board of Directors of NewTel Europe, LLC and Stratika. Mr. Pawlenty also currently serves as a member of the board of directors of Miromatrix Medical, Inc., Tiburon, Inc., Inmar, Inc., Red Prairie Corporation, and Smart Sound, Inc. From October 2011 to September 2012, Mr. Pawlenty served as senior advisor to Vector Capital.

Areas of relevant experience:  executive leadership and decision making; budgeting and financial oversight; legal, regulatory and compliance oversight.

DAVID C. DOBSON

Mr. Dobson (50) has served as Digital River’s Chief Executive Officer and a member of the Board of Directors since February 28, 2013.  Mr. Dobson served as an independent business consultant from July 2012 to February 2013.  From July 2010 to July 2012, Mr. Dobson served as executive vice president and group executive, Global Lines of Business, at CA Technologies, a global provider of products and solutions for mainframe, distributed computing and cloud computing environments.  From August 2009 to July 2010, Mr. Dobson served as President of Pitney Bowes Management Services, Inc., a wholly owned subsidiary of Pitney Bowes Inc., a manufacturer of software and hardware and a provider of services related to documents, packaging, mailing and shipping. From June 2008 to July 2009, Mr. Dobson served as Executive Vice President and Chief Strategy and Innovation Officer of Pitney Bowes Inc., where he was responsible for leading the development of the company’s long-term strategy.  From June 2005 to June 2008, Mr. Dobson served as chief executive officer of Corel Corporation, a global provider of leading software titles.  Mr. Dobson previously spent 19 years at IBM where he held a number of senior management positions, including corporate vice president, Emerging Business Opportunities, and president and general manager, IBM Printing Systems Division. Mr. Dobson currently serves on the board of directors of International Decision Systems, a privately held, Minneapolis-based software company.

Areas of relevant experience:  executive leadership and decision making; budgeting and financial oversight; sales and operational management.

The Board of Directors recommends that you vote FOR all of the named nominees.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING:

THOMAS F. MADISON

Mr. Madison (77) has served as a director of the Company since August 1996. Mr. Madison was appointed Chairman of the Board of Directors of Digital River on January 1, 2013, and has served as non-executive Chairman since February 28, 2013. He served as Digital River’s Interim Chief Executive Officer from November 1, 2012 to February 28, 2013.  Mr. Madison serves as the Chair of the Company’s Nominating and Corporate Governance Committee. Mr. Madison served as the Chair of the Company’s Audit Committee and as a member of the Company’s Compensation Committee until November 1, 2012, when he resigned his membership on those committees in connection with his appointment as Interim Chief Executive Officer, and was re-appointed to the Company’s Compensation Committee on February 28, 2013.  Since January 1993, he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From December 1996 to March 1999, Mr. Madison served as Chairman of Communications Holdings, Inc., a communications and systems integration company. From August 1999 to March 2000, Mr. Madison served as Chairman of AetherWorks, Inc., a provider of Internet telephony and data networking solutions for the telecommunications industry. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. From 1985 to 1987, Mr. Madison served as the President and Chief Executive Officer of Northwestern Bell Telephone Company. Mr. Madison serves as a director of Rimage Corporation, Field Solutions and SpanLink, and from September 2003 to September 2005, he served as Chair of Banner Health System. Mr. Madison’s previous board experience includes service of the board of directors of Centerpoint Energy, Valmont Industries, and Delaware Group of Funds and as chair of the advisory board for Voiceviewer, a healthcare software company.

Areas of relevant experience: international operations and issues; risk management; financial reporting, accounting and controls; corporate governance; deep knowledge of the Company due to significant tenure with the Company.

CHERYL F. ROSNER

Ms. Rosner (50) has served as our director since December 2009. Ms. Rosner serves as a member of our Audit Committee and Nominating and Corporate Governance Committee. From December 2008 to the present, Ms. Rosner has served as a consultant and advisor to various companies. From April 2010 to November 2010, Ms. Rosner served as President and Chief Executive Officer and Strategic Advisor to Buywithme, Inc.  From June 2007 to December 2008, Ms. Rosner served as President and Chief Executive Officer of TicketsNow.com, Inc. From 1999 to 2006, Ms. Rosner served in a number of executive positions at Expedia, Inc., including President of Expedia Corporate Travel from July 2005 to August 2006 and President of Hotels.com from December 2003 to July 2005. Prior thereto, Ms. Rosner held sales and marketing management positions at a number of global travel and hospitality companies. Ms. Rosner is a director of SilverRail Technology and a Trustee of Conscious Capitalism Inc., a non-profit organization.

Areas of relevant experience: branding and marketing; internet operations; internet-based travel services.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING:

DOUGLAS M. STEENLAND

Mr. Steenland (61) has served as our director since March 2009. Mr. Steenland serves as the Chair of our Compensation Committee and serves as a member of our Nominating and Corporate Governance Committee. He served as President and Chief Executive Officer of Northwest Airlines Corporation (“NWA”) from October 2004 until October 2008 when NWA and Delta Air Lines, Inc. merged. Mr. Steenland served in a number of executive positions after joining NWA in 1991, including President from April 2001 to October 2004, Executive Vice President and Chief Corporate Officer from September 1999 to April 2001, Executive Vice President—Alliances, General Counsel and Secretary from January 1999 to September 1999, Executive Vice President, General Counsel and Secretary from June 1998 to January 1999, and Senior Vice President, General Counsel and Secretary from 1994 to 1998. Prior to joining NWA, Mr. Steenland was a senior partner at the Washington, D.C. law firm of Verner, Lipfert, Bernhard, McPherson and Hand. In the past five years, Mr. Steenland has also served as a director of Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. In addition to his directorships at private companies, Mr. Steenland is a director of American International Group, Inc and TravelPort, LLC.

Areas of relevant experience: international operations, global perspective and issues; operating environment; corporate governance; legal issues.

ALFRED F. CASTINO

Mr. Castino (60) has served as our director since July 2010. Mr. Castino serves as Chair of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Since August 2008, Mr. Castino has served as an independent consultant. Mr. Castino served as Chief Financial Officer of Autodesk, Inc. from July 2002 to August 2008. Prior to July 2002, Mr. Castino held various financial positions at Hewlett-Packard Company, Sun Microsystems, Inc. and PeopleSoft, Inc., where he served as Chief Financial Officer. Mr. Castino is also a director of Synopsys, Inc. and serves on its audit committee.

Areas of relevant experience: financial management of software companies; general financial expertise; public company experience; international operations and issues.

BOARD LEADERSHIP STRUCTURE

The Chairman of the Board leads the Board and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making. The Chairman also serves as the principal liaison between the Board and our management.  The Board does not have a policy as to whether the Chairman should be an independent director or a member of management. Instead, the Board selects the Chairman based on what it determines to be in the best interests of our stockholders.

On February 28, 2013, we determined to appoint Thomas F. Madison, our former Lead Director, as our Chairman of the Board.  We believe the separation of the Chief Executive Officer and the Chairman positions demonstrates our continued sensitivity to governance issues and is appropriate at this time.

Each of our directors, other than Mr. Dobson, is independent under rules promulgated by NASDAQ and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Mr. Madison, as our former Lead Director, serves as the chairperson, or presiding director, for these executive sessions. In 2013, he will continue these sessions as the Chairman of the Board.  The Board believes that this approach effectively encourages full engagement of all directors in executive sessions.  Following an executive session of independent directors, Mr. Madison acts as a liaison between the independent directors and management regarding any specific feedback or issues, provides management with input regarding agenda items for Board and committee meetings, and coordinates with the management regarding information to be provided to the independent directors in performing their duties.

BOARD COMMITTEES AND MEETINGS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  In February 2013, we determined to terminate the Finance Committee.  In addition, in 2012, the Board of Directors appointed Mr. Madison as the Lead Director of the Board for the purposes of overseeing and evaluating matters of corporate and Board governance.  Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a written charter which may be viewed on our Web site at www.digitalriver.com in the “Company” section under the “Investor Relations” link.  The charters include information regarding the committees’ composition, purpose and responsibilities.

During the fiscal year ended December 31, 2012, there were a total of eleven meetings of the Board and each of the directors attended at least 75% of the total meetings of the Board and of the committees on which he or she served and which were held during the period he or she was a director or committee member.  We encourage, but do not require, directors to attend the Annual Meeting of our stockholders.  In 2012, with the exception of Mr. Steiner, all of our directors attended the Annual Meeting of stockholders.

The following table summarizes the membership of the Board and each of its Committees at December 31, 2012, as well as the number of times each met during fiscal year 2012.

Director	Board	Audit	Compensation	Nominating and Corporate Governance	Finance(3)
Mr. Ronning	Chair	—	—	—	—
Mr. Madison (Lead)	Member	Member(1)	Member(1)	Chair	Member
Mr. Steiner	Member	—	Member	Member	Chair
Mr. Castino	Member	Chair(2)	—	Member	—
Mr. Steenland	Member	—	Chair	Member	Member
Ms. Rosner	Member	Member	—	Member	—
Mr. Pawlenty(2)	Member	Member	—	Member	—

(1)   Mr. Madison resigned from each of the Audit and Compensation Committees effective November 1, 2012, when he became our interim Chief Executive Officer.

(2)   Mr. Castino became Chair of the Audit Committee in April 2012.

(3)   In February 2013, the Finance Committee was terminated.

Number of Meetings in Fiscal Year 2012:

Meetings	Board	Audit	Compensation	Nominating and Corporate Governance	Finance
Regular	4	6	9	3	0
Special	7	0	0	0	0
Total:	11	6	9	3	0

Audit Committee

The Audit Committee of our Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement and compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the quarterly financial statement reviews.  Mr. Castino served as the Chair of the Audit Committee in 2012.  Our Board has determined that Mr. Castino is an “audit committee financial expert” as defined in rules promulgated by the SEC.  All members of the Audit Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.

Compensation Committee

The Compensation Committee reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs.  Mr. Steenland serves as the Chair of the Compensation Committee.  All members of the Compensation Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, reviews, evaluates, recommends and approves candidates for membership on the Board and its various committees, and also is responsible for oversight of corporate governance issues.  Mr. Madison serves as the Chair of the Nominating and Corporate Governance Committee.  All members of the Nominating and Corporate Governance Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of stockholders.  These requirements are separate from and in addition to the SEC requirements that must be met by a stockholder in order to have a stockholder proposal included in our proxy statement.  See “Information Concerning Solicitation and Voting—Stockholder Proposals.”  To date, we have not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees presented at our Annual Meeting of stockholders.  The Nominating and Corporate Governance Committee will consider qualified candidates for director suggested by the stockholders.  Stockholders can suggest qualified candidates for director by writing to the attention of our Corporate Secretary at 10380 Bren Road West, Minnetonka, Minnesota 55343.  We will forward submissions that we receive which meet the criteria outlined below to the Nominating and Corporate Governance Committee for further review and consideration.  We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 13, 2013, to ensure time for meaningful consideration of the nominee.  See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines.  The Nominating and Corporate Governance Committee also may develop other more formal policies regarding stockholder nominations.

Although the Nominating and Corporate Governance Committee has not formally adopted minimum criteria for director nominees, the Nominating and Corporate Governance Committee does seek to ensure that the members of our Board possess both exemplary professional and personal ethics and values and an in-depth understanding of our business and industry.  The Nominating and Corporate Governance Committee also believes in the value of professional diversity among members of the Board, and it feels that it is appropriate for members of our senior management to participate as members of the Board.  The Nominating and Governance Committee further believes that nominees should possess appropriate qualifications and reflect a reasonable diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, religion, race and national origin.  The Nominating and Corporate Governance Committee requires that at least one member of the Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of independence under rules promulgated by NASDAQ.

The Nominating and Corporate Governance Committee identifies nominees for the class of directors being elected at each Annual Meeting of stockholders by first evaluating the current members of the class of directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to our business and who are willing to continue to serve on our Board are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with the benefits of bringing on members with new perspectives.  If any member of the class of directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member of such class of directors for reelection, the Nominating and Corporate Governance Committee will review the skills and experience of a new nominee in light of the criteria above.

Use of Consultants

As set forth in its charter, the Compensation Committee has the authority to select, retain and/or replace, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. Under the Committee’s direction, its consultant cannot provide any other services to the Company. Since 2007, the Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant. In accordance with the Committee’s policy, Cook & Co. does not provide any other services to the Company.

The consultant compiles information regarding executive and director compensation, including advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “peer group” and analyzes the relative performance of the Company and the peer group with respect to the financial metrics used in the programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by the consultant, the Committee also reviews general survey data compiled and published by third parties.  The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members.

Oversight of Risk Management

We are exposed to risks including, but not limited to, strategic, operational and reputational risks and risks relating to reporting and legal compliance. Our management designed our enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk.

Our Chief Financial Officer is responsible for overseeing the Company’s enterprise risk management process and reports enterprise risk information to the Audit Committee and the Board on a quarterly basis. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel and the Director of Internal Audit.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Company’s Chief Financial Officer meets with the Audit Committee at least four times per year to specifically discuss the risks facing the Company from a financial reporting perspective and to highlight any new risks that may have arisen since they last met. Additionally, at each Board meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the Company.

Diversity

In consultation with other members of the Board, the Nominating and Corporate Governance Committee is responsible for identifying individuals who it considers qualified to become Board members. In considering whether to recommend an individual for election to the Board, the Nominating and Corporate Governance Committee considers, as required by its charter and the Corporate Governance Guidelines, the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Corporate Governance Committee views diversity expansively and considers among other things, functional areas of experience, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive Board such as integrity, achievements, mature judgment, intelligence, practical wisdom, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties, and likelihood that he or she will be willing and able to serve on the Board for a sustained period.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including the Chief Executive Officer, provide feedback on, among other things, whether the Board is meeting its diversity objectives and how the composition of the Board should be changed or supplemented in order to enhance its value to the Company and its stockholders.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to our Compensation Committee.

Director Independence

The Board has reviewed director independence.  As a result of this review, the Board determined that six of the seven directors are independent of us and our management, as independence is currently defined in rules promulgated by NASDAQ. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors, as independence is currently defined in rules promulgated by NASDAQ, and, in the case of the Audit Committee, the SEC and NASDAQ.  The independent directors are Messrs. Madison, Steiner, Steenland, Castino, Pawlenty and Ms. Rosner.  Mr. Ronning was considered an inside director because of his employment as our Chief Executive Officer.  During the period he served as our interim Chief Executive Officer, Mr. Madison was also considered an inside director. Our current Chief Executive Officer, Mr. Dobson, is considered an inside director.

Executive Sessions

During the fiscal year ended December 31, 2012, the non-management independent directors met in executive sessions without management on five occasions.  Mr. Madison presided over these executive sessions as the Lead Director.

CORPORATE GOVERNANCE GUIDELINES

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board.

The Guidelines provide, among other things, that:

•                  a majority of the directors must be independent;

•                  the Board designate a Chair or a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•                  the Board appoint all members of the Board committees; and

•                  the independent directors meet in executive sessions without the presence of the non-independent directors or members of our management at least four times a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.

In connection with the amendment of our Bylaws in April 2012 to adopt a majority vote standard for non-contested director elections, we also amended our Corporate Governance Guidelines to provide that if in a non-contested election of directors at a meeting of stockholders held in accordance with our bylaws the number of shares voted “For” an incumbent director does not exceed the number of votes cast “Against” that incumbent director (an “Against Vote”), that incumbent Director will promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote.  The Governance and Nominating Committee will promptly consider the resignation submitted by an incumbent director receiving an Against Vote and recommend to the Board whether to accept the tendered resignation or reject it.  The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the stockholder vote, and we will promptly publicly disclose the Board’s decision and the reasons for that decision.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.

COPIES OF GOVERNANCE GUIDELINES, CODE OF CONDUCT AND ETHICS AND BOARD COMMITTEE CHARTERS

Copies of our Corporate Governance Guidelines, Code of Conduct and Ethics and all Board Committee Charters can be viewed on and downloaded from our website at www.digitalriver.com, in the “Company” section under the “Investor Relations” link.  You may request free print copies of each of them by writing to our Corporate Secretary at the address listed below under the heading “Communications with the Board of Directors.”

CODE OF CONDUCT AND ETHICS

We have adopted a Code of Conduct and Ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and our Controller, as well as our Board of Directors and all employees.  We will provide a copy of the Code to any person, without charge, upon request.  These requests can be made in writing to our Corporate Secretary at 10380 Bren Road West, Minnetonka, Minnesota 55343.  To the extent permitted by the rules promulgated by NASDAQ, we intend to disclose any amendments to, or waivers from, the Code provisions applicable to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer, and our Controller, or with respect to the required elements of the Code on our website, www.digitalriver.com, in the “Company” section under the “Investor Relations” link.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the Board of Directors, with the independent directors as a group or with the Chairman, you may send your communication in writing to our Corporate Secretary at 10380 Bren Road West, Minnetonka, Minnesota 55343.  You must include your name and address and indicate whether you are a stockholder of Digital River.  The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors.  For example, the Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairman of the Nominating and Corporate Governance Committee.  The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department for resolution.  In this case, the Corporate Secretary will retain a copy of the communication for review by any director upon his request.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee is the standing committee responsible for identifying and recommending nominees for election to the Board of Directors.  The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  A candidate must exhibit strong personal integrity, character, ethics and judgment.  When evaluating prospective candidates, the Committee will consider, in accordance with its charter, such factors as:

•                  The candidate’s business skills and experience;

•                  The candidate’s satisfaction of independence and qualification requirements of NASDAQ;

•                  The mix of directors and their individual skills and experiences; and

•                  Core competencies that should be represented on the Board.

When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee assesses the contributions of those directors, their performance and their attendance at Board and respective Committee meetings.

The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by stockholders.  Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, at 10380 Bren Road West, Minnetonka, Minnesota 55343, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.  These proposals for nominees will be given due consideration by the Nominating and Corporate Governance Committee for recommendations to the Board based on the nominee’s qualifications.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the 2013 Annual Meeting.  We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 13, 2013, to ensure time for meaningful consideration of the nominee in connection with the 2014 Annual Meeting.  See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2012, which include our consolidated balance sheets as of December 31, 2012 and 2011, and the consolidated statements of operations, stockholders’ equity and cash flows for each year in the periods ended December 31, 2012, 2011 and 2010, and the related notes.

The Audit Committee reviews our consolidated financial statements, corporate accounting and financial reporting process and internal controls on behalf of the Board of Directors.  All of the members of the Audit Committee are independent under the current requirements of the NASDAQ listing standards and SEC rules and regulations.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting.  In fulfilling its oversight responsibilities with respect to our corporate accounting and financial reporting process, the Audit Committee regularly reviews and discusses the financial statements with management, including the discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  The Audit Committee also regularly meets with our independent auditors who have unrestricted access to the Audit Committee.  During the fiscal year ended December 31, 2012, the Audit Committee actively participated in overseeing our efforts in maintaining and testing internal controls over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in connection with which our independent auditors issued an unqualified opinion on February 25, 2013.

The Audit Committee determines the engagement and compensation of the independent auditors, evaluates the performance of and assesses the qualifications of the independent auditors, reviews and pre-approves the retention of the independent auditors to perform any proposed permissible non-audit services and monitors the rotation of partners of the independent auditors on our engagement team. The Audit Committee reviewed and discussed with Ernst & Young LLP, our independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees).  In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from us and our management and the Audit Committee has received the written disclosures and the letter from the independent accountants required by Rule 3526 of the Public Company Accounting Oversight Board, (Communications with Audit Committees Concerning Independence), and considered the compatibility of any non-audit services with the independence of Ernst & Young LLP.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit.  The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control and the overall quality of our financial reporting.  During the last fiscal year, the Audit Committee met with the independent auditors five times without management present in connection with the foregoing matters.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

AUDIT COMMITTEE

Alfred F. Castino, Chairman
Cheryl F. Rosner

Timothy J. Pawlenty

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 28, 2013, by:  (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent

Soros Fund Management LLC (2) 888 Seventh Avenue New York, New York 10106	5,471,786	13.4%

Vista Equity Partners Fund III GP, LLC 150 California Street, 19th Floor San Francisco, California 94111	3,114,946	8.8%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,850,480	8.1%

Earnest Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, Georgia 30309	2,505,772	7.1%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,111,573	6.0%

S.A.C. Capital Advisors, L.P. 72 Cummings Point Road Stamford, Connecticut 06902	1,832,261	5.2%

Joel A. Ronning (3)	1,444,657	4.1%
David C. Dobson (4)	291,228	*
Thomas M. Donnelly (5)	458,337	1.3%
Stefan B. Schulz (6)	94,659	*
Kevin L. Crudden (7)	165,135	*
Thomas F. Madison (8)	99,335	*
Douglas M. Steenland (9)	30,589	*
Alfred F. Castino (10)	21,589	*
Perry W. Steiner (11)	60,589	*
Cheryl F. Rosner (12)	24,589	*
Timothy J. Pawlenty (13)	12,589	*
All directors and executive officers as a group (11 persons) (14)	2,703,296	7.7%

* Less than one percent.

(1)               This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Digital River, Inc., 10380 Bren Road West, Minnetonka, Minnesota 55344 except for Joel A. Ronning, whose address is 6210 Orchid Lane, Excelsior, Minnesota 55331. Except as adjusted pursuant to footnote 2 below with respect to Soros Fund Management LLC, applicable percentages are based on 35,312,101 shares outstanding on March 26, 2013, adjusted as required by rules promulgated by the SEC.

(2)               May be deemed to be the beneficial owner of 5,471,786 shares issuable upon the conversion of 2.00% convertible bonds due November 1, 2013 (the “Convertible Bonds”) beneficially owned. Percent beneficially owned assumes full conversion of the Convertible Bonds held by Soros Fund Management LLC and a corresponding increase in the number of shares outstanding upon such conversion of 5,471,786 shares.

(3)               Includes 502,800 shares issuable upon exercise of options exercisable within 60 days of March 28, 2013.  Also includes 1,726 shares indirectly owned.

(4)               Includes 291,228 shares of restricted and performance stock awards subject to our right of repurchase.

(5)               Includes 124,650 shares of restricted and performance stock awards subject to our right of repurchase and 210,000 shares issuable upon exercise of options exercisable within 60 days of March 28, 2013.

(6)               Includes 82,590 shares of restricted and performance stock awards subject to our right of repurchase.

(7)               Includes 52,595 shares of restricted and performance stock awards subject to our right of repurchase and 55,760 shares issuable upon exercise of options exercisable within 60 days of March 28, 2013.

(8)               Includes 19,090 shares of restricted stock awards subject to our right of repurchase and 37,500 shares issuable upon exercise of options exercisable within 60 days of March 28, 2013.  Also includes 2,892 shares indirectly owned.

(9)               Includes 16,590 shares of restricted stock awards subject to our right of repurchase.

(10)        Includes 15,589 shares of restricted stock awards subject to our right of repurchase.

(11)        Includes 15,589 shares of restricted stock awards subject to our right of repurchase and 30,000 shares issuable upon exercise of options exercisable within 60 days of March 28, 2013.

(12)        Includes 15,589 shares of restricted stock awards subject to our right of repurchase.

(13)        Includes 11,589 shares of restricted stock awards subject to our right of repurchase.

(14)        See footnotes number 3 through 13 above.  Includes 645,099 shares of restricted and performance stock awards subject to our right of repurchase and 836,060 shares issuable upon exercise of options exercisable within 60 days of March 28, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, but for one late filing by Mr. Schulz.

COMPENSATION OF DIRECTORS

Overview

The compensation of our directors is determined by the full Board of Directors, based on recommendations from the Compensation Committee.  The Compensation Committee engages and meets with an outside compensation consultant annually to review director compensation generally, the Company’s program in particular, and the program design in comparison to the Company’s peer group and general trends in director compensation.  The Compensation Committee reviewed several reports by F.W. Cook & Co, Inc. (“Cook & Co.”) and held several discussions with Cook & Co. regarding the data and the analysis.  After taking into consideration those reports, the objectives of director compensation, discussions with Cook & Co. and trends in director compensation, in February 2012 the Compensation Committee recommended and the Board adopted a compensation program for our non-employee directors that is reflected below.  The compensation program is intended to provide our directors with compensation competitive with our peer group.  The aggregate compensation for our non-employee directors under the compensation program is similar in amount to their compensation in prior years. Directors who are our employees do not receive any additional compensation for their services as directors.

Retainer and Meeting Fees

In February 2012, the Board revised the non-employee directors’ cash compensation for fiscal year 2012.  For 2012, each non-employee director received an annual cash retainer in the amount of $60,000, but did not receive separate compensation for attendance at board or committee meetings.  Additional cash retainers were paid for service as the chairman or a member of the Board’s committees, or as the Board’s Lead Director, as follows:

•                           The Audit Committee chairman received a retainer of $20,000 and non-chair members of the Audit Committee received a retainer of $5,000.

•                           The Compensation Committee chairman received a retainer of $15,000 and non-chair members of the Compensation Committee received a retainer of $4,000.

•                           The Nominating and Governance Committee chairman received a retainer of $10,000.

•                           The Finance Committee chairman received a retainer of $10,000.

•                           The Board’s Lead Director received a retainer of $36,000.

All cash retainers were paid quarterly.  Non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

In February 2013, the Board approved the continuation of the compensation program outlined above.  Since effective February 28, 2013, we have a non-executive Chairman, the Board approved an annual retainer of $50,000 for that position and has eliminated the position. Further, there is no longer a Finance Committee of the Board, so there is no retainer to be paid to the Finance Committee chairman.

Equity Compensation

In addition to cash retainers, each non-employee director receives restricted stock awards.  The grant of restricted stock awards and the vesting schedule of such awards are designed to further align the directors’ interests with the interests of our stockholders and to provide the directors with an incentive to maximize long-term stockholder value.

In February 2012, the Board revised the non-employee directors’ equity compensation for fiscal year 2012.  In addition to the annual cash retainers, each non-employee director received a restricted stock grant at the date of the 2012 annual meeting of stockholders for a number of shares having a fair market value at the date of grant of $140,000.  These restricted stock grants will vest one year after the date of grant.  Each director may elect, at the date of grant, to defer delivery of 50% or 100% of the vested shares until the conclusion of service on the Board.  In the event of a change in control of the Company, these restricted stock grants, together with previous restricted stock grants to the non-employee directors, will become fully vested.  The granting of additional restricted stock awards for service as chairman or a member of Board committees will be discontinued.

In February 2013, the Board approved the continuation of the equity compensation program outlined above.

Stock Ownership Guidelines for Directors

The Board has adopted stock ownership guidelines for the directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that non-employee directors should maintain an investment in Digital River common stock equal to at least $200,000. This investment level should be achieved within a specified period or, in any event, no later than four years after their initial election as a director.

Summary of Director Compensation for Fiscal Year 2012

The following table shows compensation information for our non-employee directors for fiscal year 2012.

Director Compensation

for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas F. Madison (2)	$75,333	$140,000	$—	$—	$—	$215,333
Douglas M. Steenland (3)	$76,293	$140,000	$—	$—	$—	$216,293
Alfred F. Castino (4)	$81,647	$140,000	$—	$—	$—	$221,647
Perry W. Steiner (5)	$68,046	$140,000	$—	$—	$—	$208,046
Cheryl F. Rosner (6)	$62,599	$140,000	$—	$—	$—	$202,599
Timothy J. Pawlenty (7)	$57,705	$140,000	$—	$—	$—	$197,705

(1)         The amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during 2012, in accordance with FASB ASC Topic 718, for restricted stock awards.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, the fair value is calculated using the closing price of Digital River stock on the date of grant — $14.60 at May 31, 2012 for all directors.

(2)         Reflects the 2012 stock award grant for 9,589 shares made on May 31, 2012.  Mr. Madison has 19,090 stock awards and 37,500 options outstanding at the end of 2012. Does not include any amounts paid to Mr. Madison for his role as the Company’s interim Chief Executive Officer.

(3)         Reflects the 2012 stock award grant for 9,589 shares made on May 31, 2012.  Mr. Steenland has 16,590 stock awards and no options outstanding at the end of 2012.

(4)         Reflects the 2012 stock award grant for 9,589 shares made on May 31, 2012.  Mr. Castino has 15,589 stock awards and no options outstanding at the end of 2012.

(5)         Reflects the 2012 stock award grant for 9,589 shares made on May 31, 2012.  Mr. Steiner has 15,589 stock awards and 30,000 options outstanding at the end of 2012.

(6)         Reflects the 2012 stock award grant for 9,589 shares made on May 31, 2012.  Ms. Rosner has 15,589 stock awards and no options outstanding at the end of 2012.

(7)         Reflects the 2012 stock award grant for 9,589 shares made on May 31, 2012.  Mr. Pawlenty has 11,589 stock awards outstanding at the end of 2012.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, or CD&A, we describe the material components of our executive compensation program for our former CEO, our president and chief operating officer, our chief financial officer, and our general counsel (referred to herein as the “NEOs” or “Named Executive Officers”) whose compensation is set forth in the “Summary Compensation Table.”  This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, which provide additional information relating to our executive compensation program.  Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal 3 — Advisory Vote to Approve the Executive Compensation of our Named Executive Officers,” as it contains information relevant to your voting decision.

Executive Summary

Introduction

Our compensation program must balance near-term results with long-term success and continue to encourage employees to build value for our shareholders. To fulfill this mission, historically we have had a “pay-for-performance” philosophy that forms the foundation for all decisions regarding compensation made by the Compensation Committee (the “Committee”) of the Board.  We continued this philosophy in 2012 and more recently with the compensation programs established in February 2013.

2012 was a period of transition during which we faced many challenges including our financial performance being below our expectations. A soft macro economy, customer departures, and several 2011 customer product launches that did not recur in 2012 contributed to a year-over-year decline in revenue and operating income.  As a result, we retained McKinsey & Co. to assist us to assess our strengths, weaknesses, opportunities and trends culminating in the development of a long-range strategic plan to position us for the future.  On November 1, 2012, the employment of our founder and Chief Executive Officer was not renewed and we commenced a national search for his successor.  We appointed a new CEO on February 28, 2013.  On March 31, 2013, our President, Thomas M. Donnelly announced his resignation effective April 30, 2013.

Given the performance-based nature of our executive compensation programs, actual compensation realized in 2012 was significantly below target. This pay-for-performance philosophy alignment together with the Company’s performance is also reflected in certain fiscal 2012 compensation decisions and other actions, including:

•                  None of our NEOs received base pay increases in 2012;

•                  Our annual incentive plan paid out well below target for fiscal 2012, with NEOs receiving payouts equal to17.5% of target;

•                  The performance-based restricted stock grants that were based upon pre-established 2012 revenue and operating income objectives were not earned and our NEOs received none of these performance shares since the threshold performance levels for payment were not satisfied; and

•                  The former CEO’s target compensation and long-term incentive (“LTI”) component was reduced from 2011 levels (and the new CEO’s 2013 target annual compensation was reduced from the 2012 level).

These actions, coupled with the decline in our stock price during 2012, resulted in realizable pay for the CEO for 2012 that was 42% of his target total direct compensation (“TDC”) for the year, while the Company’s 1-year total shareholder return was -4.3%.  See “Realizable Pay Table” below.

2012 Advisory Vote on Executive Compensation

Our stockholders did not approve our executive compensation program at our 2012 annual meeting of stockholders. As a result, we engaged in a substantial shareholder outreach program to gather feedback regarding the key drivers to their vote. Those discussions, which included meetings between our senior management and ten of our top institutional stockholders (who collectively own 32% of our common stock), included topics such as CEO compensation, financial metrics driving long-term incentives, vesting periods and overall executive compensation design.  These meetings occurred over the course of the entire fiscal year, varied in length and were conducted via teleconference and in person.

Following these discussions, and based upon a comprehensive review of the Company’s executive compensation programs, the Committee adopted changes to (i) address stockholder concerns, (ii) more closely align the program with corporate governance best practices and (iii) create a program that rewards absolute and relative performance over the short and long-term.  The principal changes to our executive compensation programs that have been adopted by the Committee since March 2012 are summarized below. It is important to note that the impact of some of these changes will not be reflected in the NEO compensation reported in the Summary Compensation Table until our 2013 executive compensation is reported in our 2014 proxy statement because many of the decisions related to 2012 compensation reported in this proxy statement were made before our 2012 advisory vote on executive compensation was conducted and before these changes were developed and implemented. The Board and the Committee will continue to explore ways in which our executive compensation programs could be improved.

Compensation Philosophy

We have reaffirmed our fundamental principle of clearly linking our compensation programs with performance, and the Committee is committed to targeting the compensation of our executives within a competitive range of the market, provided performance goals are met.  There are three major elements that comprise our compensation program: (i) base salary; (ii) annual incentive opportunities; and (iii) long-term incentives, delivered solely through equity-based awards that vest based on corporate performance and continued service.  We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy.

In response to the 2012 advisory vote, the Committee has adopted a median compensation philosophy in which it generally targets each element of target total direct compensation at the median of the peer group, subject to appropriate deviation based on individual factors (such as tenure, criticality to the Company, performance, contribution, result of new hire negotiations).  This differs from prior years where compensation was targeted above the median.

Changes to our Peer Group

We reviewed our peer group and removed or replaced larger peers that were no longer appropriate in light of the decrease in our market capitalization over the past several years.

Disclosure of Performance Targets

This year, we are disclosing more detailed information about historical performance targets, actual performance against targets and the determination of payouts under our annual incentive compensation plan for 2012.

Changes to our Short-Term Incentive Compensation Program for 2013

We reduced the target cash incentive percentage for each of our CEO and President from 200% and 150% of salary, respectively, to 100% of salary.  This target percentage is more consistent with our revised peer group and more closely aligned with the new median philosophy.  Further, under our short-term incentive (“STI”) program, NEOs will only be paid 80% of their cash incentive if targets are met.  To earn 100% of their cash incentive, our NEOs must exceed the pre-established financial targets, per our Board-approved annual operating plan.

Changes to our Long-Term Incentive Compensation Program for 2013; Adoption of Relative TSR Program

During 2012, we conducted a comprehensive review of our long-term incentive program. Upon completion of that review, the Committee approved a new structure for long-term incentive awards granted beginning in 2013. Under the new structure, our senior executives will receive two equally-weighted (on a value-basis) types of equity awards:

•      Performance-based restricted stock awards, which will be earned only if the Company meets a non-GAAP net income threshold for the year, and will vest over three years; and

•      Relative total shareholder return (“TSR”) stock awards, which are earned based upon our relative total shareholder return performance curing the three-year performance period ending December 31, 2015.

Although we have granted performance-based restricted stock awards since 2008, we are implementing a new performance program in 2013 — “Total Shareholder Return” (“TSR”).  The TSR program will provide a relative benchmark of our stock performance against companies that comprise the Nasdaq Internet Index over a three year measurement period.  Even if our TSR compares favorably to the index, if our TSR is negative over the three year period, the maximum number of shares that may be earned is 100% of the target amount.  In addition, there is an overall total award payout that is capped at 400% of the target dollar amount.  Any shares earned will cliff vest at the end of the three year measurement period, subject to performance under the TSR metric.

All of these equity awards, representing 100% of our executive officers’ total long-term incentive compensation, contain performance conditions, thereby ensuring that a substantial portion of our executive officers’ long-term incentive compensation is linked to the achievement of financial performance or relative stock price performance goals. This places a significant emphasis on the achievement of financial performance goals and stock price performance and provides a strong linkage between pay and performance. We believe we stand out among our peers in this respect.  Based upon the data collected from our independent compensation consultant in the Fall of 2012, all of the companies in our peer group award their senior executives time-based awards — stock options and equity grants.  With the exception of an inducement grant to our new Chief Executive Officer in February 2013, we granted no time-based equity awards to our NEOs.  Further, based upon that same survey only six companies (from a base of 16 companies) provide its executives with a performance-based equity award.

Elimination of Duplicative Performance Measurements for STI and LTI Programs

We have eliminated duplicative performance measures for the 2013 incentive compensation programs.  Our STI and LTI programs are no longer based upon the same financial grids.

Adoption of Anti-Hedging/Pledging Policy

We adopted an anti-hedging/pledging policy that prohibits senior executives from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Adoption of Clawback Policy

We adopted a “clawback” policy that permits the Board to recover cash incentive payments from senior executives whose fraud or misconduct resulted in a significant restatement of financial results

Alignment of NEO Compensation to Peer Group

As noted previously, the Committee has adopted a median compensation philosophy in which it generally targets compensation at the median of the revised peer group, subject to appropriate deviation based on individual performance and contribution factors.  This differs from prior years where compensation was targeted above the median. Our target total direct compensation to our former Chief Executive Officer was reduced in 2012 from 2011. Further, the annual target compensation to our new CEO was further reduced in February 2013 from 2012.  We also reduced the target incentive cash opportunities for each of our CEO and President from 200% and 150% respectively, to 100% of base salary in each instance.

Strong Corporate Governance Practices

In addition to the changes summarized above, we are maintaining our existing compensation practices that represent strong corporate governance, including the following:

•                  A Committee composed solely of independent directors;

•                  An independent compensation consultant who report directly to the Committee and provides no other services to us;

•                  Limitation on the use of discretion in pay decisions, and more detailed disclosure about the rationale for our pay decisions;

•                  Significant stock ownership guidelines that align executives’ interests with those of stockholders;

•                  No tax gross-ups provided on income or on payments made in connection with a change of control;

•                  No special perquisites for our executives;

•                  No pension, retirement or death benefits for executives;

•                  No stock option exchanges or repricing without stockholder approval; and

•                  An annual risk assessment of our pay practices.

Compensation Mix

In addition to base salary, there are two components of our incentive compensation programs, each of which are linked to operational outcomes, financial results or stock price performance:

•                  Short-term incentive cash compensation, which is earned only if quarterly and annual financial targets goals are met; and

•                  Performance-based restricted stock, which are also earned only if long-term financial targets are met.

Annual incentive compensation focuses on short-term performance while the performance-based restricted shares are tied to achievement of long-term financial targets. This mix of short- and long-term incentives is intended to provide sufficient rewards to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive stockholder value. Our annual incentive program is also designed to provide payments based on a combination of both individual business unit and aggregate corporate financial results. This design motivates our business units to work together to achieve greater returns for stockholders. In addition, we believe this balance of short-term and long-term incentive compensation and mix of performance criteria helps mitigate the incentive for executives to take excessive risk that may have the potential to harm us in the long-term.

CEO Compensation at Digital River

In considering the target pay for our CEO, the Committee reviews the target pay in our peer group as well as the realized pay based upon actual payouts, performance stock forfeitures and our stock price.  The following table reflects the trend on the target total direct compensation to our CEO. As illustrated in the table below, for 2012, the Committee approved target total compensation for the CEO, with performance-based pay (the combination of target cash incentive and long-term incentive awards) on average representing a significant percentage of total compensation for the CEO.

Digital River CEO Target TDC Trends ($000s)

	2011	2012	2013 (1)
Target TDC Component	J Ronning	J Ronning	D Dobson

Base Salary	$450	$450	$600

Target Cash Incentive
— % of Base Salary	200%	200%	100%
— Dollar Value	$900	$900	$600

Grant Date Value of LTI Awards	$4,636	$3,777	$2,800

Target TDC	$5,986	$5,127	$4,000
— Percent Change (Annual)		-14.3%	-22.0%
— Percent Change (From 2011)			-33.2%

Pay Mix
— Fixed Compensation	7.5%	8.8%	15.0%
— Variable Compensation (i.e., “at risk”)	92.5%	91.2%	85.0%

(1)  Excludes the one-time inducement grant in connection with election as CEO

As reflected in the above table, the target TDC levels for our CEO have decreased by double digit percentages in 2012 and 2013, with a total decrease of 33.2% from 2011.  These changes were fueled by (i) a move to a median philosophy, (ii) the newly revised peer group and (iii) the Company’s financial and stock price performance over the last few years.  Consistent with the Committee’s philosophy of “pay for performance,” 85% of the CEO’s pay is at risk.

The table supplements the Summary Compensation Table that appears on page 35. This table shows a comparison of target and realizable pay during 2012 and the 3-year period from 2010 through 2012.

The primary difference between this supplemental table and the standard Summary Compensation Table is the method used to value stock awards. SEC rules require that the grant date fair value of all stock awards be reported in the Summary Compensation Table for the year that they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to stock awards that have not been earned.  In contrast, the supplemental table below includes only stock awards that were earned and vested under the performance criteria during 2012 and shows the value of those awards as of the applicable vesting date. It should be noted that there is no assurance that our CEO will actually realize the value attributed to these awards even in this supplemental table, since the ultimate value of stock awards will depend on the value of the released shares.

Realizable Pay Table

1- and 3-Year CEO Realizable Pay Analysis ($000s) (1)

	2012			2010 - 2012
			Return on			Return on
	Target TDC (2)	Realizable Pay (3)	Target TDC	Target TDC (2)	Realizable Pay (3)	Target TDC

Base Salary	$450	$450		$1,350	$1,350
Annual Incentive	$900	$158		$2,360	$1,054
Long-Term Incentives	$3,777	$1,539		$13,026	$6,774

Total - Target TDC	$5,127	$2,147	-58.1%	$16,739	$9,179	-45.2%
Total - Incentive Programs Only	$4,677	$1,697	-63.7%	$15,389	$7,829	-49.1%
Change in Stock Price During Period			-4.3%			-46.7%

Notes:

(1)  Based on target TDC from 2010 to 2012 only; excludes the impact of the decrease in stock price on shares held (i.e. subject to the Company’s stock ownership guidelines) or other outstanding equity awards that were granted in prior years.

(2)  Defined as base salary rate, target cash incentive opportunity and the grant date fair value of LTI awards granted during the period.

(3)  Defined as base salary earned during the period, actual cash incentive earned during the period and the value of performance performance shares earned from each year’s grant at vesting; earned but unvested awards are valued based on the stock price on December 31, 2012.

For 2012, the annual incentive was earned at 17.5% of target and the 2012 LTI awards had a realizable value (as of December 31, 2012) equal to 41% of the target award value.  Mr. Ronning’s total realizable pay was 58.1% lower than his target TDC, while the stock price for the year was down 4.3%.  Cumulative realizable pay for Mr. Ronning for the 3-year period from 2010 to 2012 was 45.2% lower than his cumulative target TDC, while the stock price decreased 46.7% during the same period.

Oversight and Authority Over Executive Compensation

Role of the Compensation Committee and its Advisors

The Committee oversees and provides direction to management regarding our executive compensation program. The Committee makes recommendations regarding the CEO’s compensation to the independent members of the Board, and it approves the compensation of the remaining Section 16 officers. Each Committee member is an independent non-employee director with significant experience in managing employee-related issues and making executive compensation decisions. The Committee employs its own independent compensation consultant.

During 2012, the Committee continued its retention of Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant. Since our stockholders did not approve our executive compensation program at our 2012 annual meeting, the Committee engaged Cook & Co. to provide a more comprehensive review of our compensation program to address the concerns of our stockholders.  Cook & Co. provides analyses and recommendations that inform the Committee’s decisions, evaluates market data and competitive position, provides updates on market trends and the regulatory environment as it relates to executive compensation, and works with the Committee to validate and strengthen the pay for performance relationship and alignment with stockholders. Cook & Co. does not perform any other services for us, and will not do so without the prior consent of the Committee chair.

The Committee met nine times in 2012. Cook & Co. participated in many of the Committee’s meetings.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, the Committee considers market competitiveness, business results, experience and individual performance in evaluating NEO compensation.  The Committee is assisted in this process by management.  At the direction of the Committee, management recommends financial and other targets to be achieved under various incentive programs, prepares analyses of financial data, peer comparisons and other briefing materials to assist the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee.

Use of Comparative Compensation Data and Compensation Philosophy

In applying the program objectives and the elements of compensation, the Committee takes into account the following key considerations and adheres to the following processes:

Competitive Market Assessment.  We conduct a competitive market assessment for each of the primary elements of our executive compensation program. In setting executive compensation levels, the Committee reviews market data from the following sources:

•                  Peer Group Information.  In assessing the competitiveness of the Company’s executive compensation levels, the Compensation Committee considers information from the proxy statements of “peer group” public companies, composed primarily of internet-based companies.  The selection of the peer group is based on numerous factors, including industries closely related to the Company’s business, financial statement criteria such as revenue, EBITDA, and net income, number of employees, and market capitalization.  The peer group is reviewed annually and, as a general rule, the Company with the advice of its compensation consultant, expects to change certain members of the peer group from one period to another as it refines its comparison criteria and as the Company and members of the peer group change in ways that make comparisons less or more appropriate.

•                  Revised Peer Group.  A comprehensive review of the peer group was conducted in 2012 with the assistance of Cook & Co. to more closely align the peer group with the Company from a size perspective, particularly in terms of revenue and market capitalization, which are the two size metrics most strongly correlated to target total direct compensation levels.  The 2013 peer group size criteria were generally revenues between 50% and 200% of Digital River and market cap from 25% to 400% of Digital River.

Potential new peer companies were identified based on, among other sources, size and industry screens, proxy advisory organization peer groups, comparators used in various analyst reports and a “peers of peers” analysis.

We removed eight companies from the 2011 peer group, and added five new companies in an effort to more strongly align the Company with the metrics identified above.  The following tables reflect our peer groups for 2012 and 2013:

Peer Group for 2012

Company	Revenue	Mkt. Cap

Akamai Technologies*	$1,091	$3,697
Ariba*	416	2,703
Blackbaud	351	994
Blackboard**	481	1,569
Concur Technologies*	332	2,010
Fair Isaac	615	844
Informatica*	720	4,369
Infospace (now Blucora)	232	319
Limelight Networks	205	269
NetSuite*	213	1,816
QuinStreet	403	492
RealNetworks	355	288
RightNow Technologies	207	1,099
Rovi Corp	633	4,803
Salesforce.Com*	1,936	15,485
Syntel	588	1,803
ValueClick	477	1,231
VeriFone Systems*	1,170	3,686
Websense	350	691

75th Percentle	$624	$3,195
Median	416	1,569
25th Percentile	341	768

Digital River	$373	$823

Revised Peer Group for 2013 (1)

Company	Revenue	Mkt. Cap

Blackbaud	$399	$1,102
Blucora	339	623
Capella Education	428	410
Constant Contact	234	596
Fair Isaac	651	1,445
J2 Global	347	1,344
Limelight Networks	177	231
Liquidity Services	432	1,624
NIC	192	931
QuinStreet	370	370
RealNetworks	297	277
Rovi	670	1,674
Syntel	689	2,439
ValueClick	632	1,221
WebMD Health	505	749
Websense	364	562

75th Percentle	$537	$1,369
Median	385	840
25th Percentile	329	524

Digital River	$401	$593

(1)  Based on target TDC from 2010 to 2012 only; excludes the impact of the decrease in stock price on shares held (i.e. subject to the Company’s stock ownership guidelines) or other outstanding equity awards that were granted in prior years.

(2)  Defined as base salary rate, target cash incentive opportunity and the grant date fair value of LTI awards granted during the period.

(3)  Defined as base salary earned during the period, actual cash incentive earned during the period and the value of performance performance shares earned from each year’s grant at vesting; earned but unvested awards are valued based on the stock price on December 31, 2012.

The information contained in the above tables reflect the size measures as obtained by Cook & Co. at the time the peer groups were constructed.

•                  Aon-Radford Executive Survey.  This survey provides base salary and short-term and long-term incentive information on U.S. high-technology and manufacturing companies. The Committee considers benchmark information in this survey in connection with compensatory programs for the Company’s other executives.

Considerations for Chief Executive Officer.  With the departure of Mr. Ronning in November 2012, the Board formed a search committee consisting of independent directors to conduct a national search for a new CEO.  The search concluded on February 28, 2013 with the announcement of the election of David C. Dobson as our CEO.  In connection with this process, the Committee considered the following factors in setting the compensation arrangements for Mr. Dobson:

•                  The necessity of a one-time inducement equity grant in connection with a national search to attract a qualified candidate;

•                  The challenging environment for the Company’s business;

•                  Continued emphasis on a significant percentage of the annual compensation to be tied to performance based equity;

•                  The financial plans and strategic objectives for the next fiscal year;

•                  Other strategic factors critical to the long-term success of our business;

•                  The competitive market data identified above, as well as the Company’s new philosophy of generally targeting compensation at the median, subject to individual factors; and

•                  Guidance from the Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers.  The Compensation Committee considers the following factors in setting the compensation arrangements for each of the other NEOS.

•                  The Committee’s assessment of the NEO’s individual performance and contributions to our performance for the most recent fiscal year;

•                  Our business and financial performance for the most recent fiscal year;

•                  The competitive market data identified above applicable to the specific position that the NEO holds.

Review of Tally Sheets.  On an annual basis (with the most recent version covering 2012 presented in February 2013), management prepares and presents to the Committee tally sheets for each of the NEOs to provide the Committee the following compensation data:

•                  Base salary;

•                  Short-term incentive compensation;

•                  Long-term incentive compensation;

•                  Value of in-the-money stock options, both vested and unvested; and

•                  Value of performance-based stock grants.

The Compensation Committee reviewed these tally sheets and compared tally sheets for the NEOs with competitive market data for comparable executives in the peer group to establish compensation for 2013.

Our Process for Setting and Awarding Executive Compensation

A broad range of facts and circumstances is considered in setting overall executive compensation levels. Among the factors considered for our executives generally, and for the NEOs in particular, are business results, market competitiveness, internal equity, past practice, experience and individual performance. The weight given each factor may differ from year to year and may differ among individual NEOs in any given year. For example, when we recruit externally, market competitiveness, experience and the circumstances unique to a particular candidate may weigh more heavily in the compensation analysis. This was the case in February 2013 when we recruited and hired our new CEO.  In contrast, when determining year-over-year compensation for current NEOs, business results, peer company metrics, and internal equity generally factor more heavily in the analysis.

Because such a large percentage of NEO pay is performance based (ranging from 79% to 91% in 2012), the Committee spends significant time determining the appropriate financial targets for our incentive plans. In general, management makes the initial recommendation for the financial targets, and these recommendations are reviewed and discussed by the Committee and its independent advisors. We select financial metrics that we believe best capture our progress against our strategy, which in 2013 center on focusing on completing key technical initiatives that will profitably grow our core businesses in future years, ensuring we are exceeding our customers’ expectations and developing an internal pool of talent that is critical to our long-term success in the e-commerce industry. The major factor used in setting targets for the current fiscal year is ensuring the Company manages its technical and strategic initiatives through a difficult year in which there is expected to be client attrition due to client in-house solutions. Other factors taken into account include the general business climate, global market conditions, conditions or goals specific to a particular business segment, strategic initiatives and customer satisfaction. Targets are set by the Committee within the first 90 days of the fiscal year. The difficulty in achieving the fiscal 2012 targets is evidenced by the fact that payouts under the incentive plans were well below target for fiscal 2012.

Following the close of the fiscal year, the Committee reviews actual financial results achieved against the targets set by the Committee under our incentive compensation plans for that year, and payouts under the plans are generally determined by reference to performance against the established targets.

In setting incentive compensation for the NEOs, the Committee generally does not consider the effect of past changes in stock price or expected payouts or earnings under other plans. In addition, incentive compensation decisions are made without regard to length of service or prior awards. For example, NEOs with longer service with us do not receive greater or lesser awards, or larger or smaller target amounts, in a given year than do NEOs with shorter service.

Analysis of Elements of Fiscal 2012 Executive Compensation

Our executive compensation consists of the following elements: base pay, annual incentive pay, long-term incentive pay, benefits and perquisites.

Base Pay

Consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base pay. The NEOs are paid an amount in the form of base pay sufficient to attract qualified executive talent and maintain a stable management team. The Committee aims to have executive base salaries set at the market median for comparable positions.  In fiscal 2012, none of our NEOs received an increase in base pay.

Annual Incentive Pay

We provide our NEOs the opportunity to earn annual cash incentive payments under our 2008 Performance Bonus Plan (the “Performance Plan”), which we are asking stockholders to extend at this meeting.  The Performance Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of the Performance Plan are to motivate senior executives by tying compensation to performance, to reward exceptional performance that supports our overall objectives and to attract and retain top-performing senior executives.  For 2012, the Committee established financial performance metrics under the Performance Plan. The financial performance metrics consist of a “top line” (revenue) metric and a “bottom line” (operating income) metric, which are the metrics often used by our stockholders to measure our financial performance. The combination of these two metrics limits the likelihood of an executive being rewarded for taking excessive risk by, for example, seeking revenue-enhancing opportunities at the expense of profitability.  The Performance Plan is objective and driven entirely by our financial results with no Committee discretion. Our NEOs do not receive any incentive compensation based upon MBO goals.

For 2012, we focused our annual plan incentive on growing our core business revenue — our e-commerce business together with our payments business.  Revenue from our supporting business units — e-mail, CD, affiliate marketing, among others were not considered for purposes of this program.  We also focused on Company-wide operating income to drive profitability for our stockholders.  Based upon our strategic focus, we established incentives to drive performance to our core business revenue and believed these financial metrics were important for Company leaders to communicate throughout the organization and to position the Company for longer-term growth.

The rationale for each performance metric is described below:

Fiscal 2012 Metric	Rationale

GAAP Enterprise Commerce Revenue	Reflects top line growth for the Company’s core business (enterprise and payments business units), which we believe is a strong indicator of our long-term ability to drive stockholder value.

Non-GAAP Operating Income	Reflects bottom line financial performance by all of the business units of the Company, which we believe is most directly tied to stockholder value on a short-term basis.

While we report our financial results in accordance with U.S. GAAP, our financial targets under our incentive plans are based on disclosed non-GAAP financial measures.

For fiscal 2012, each NEO’s cash incentive opportunity was based upon the attainment of the foregoing performance criteria relating to quarterly and annual corporate financial goals for fiscal 2012.  The fiscal 2012 weightings of the performance criteria were as follows: 60% based on attainment of annual core business revenue and Company-wide non-GAAP operating income goals, and 40% based on attainment of quarterly core business revenue and Company-wide operating income goals (12.5% for each fiscal quarter).

The fiscal 2012 performance targets (annual and quarterly) were recommended by management and determined by the Committee at its February 2012 meeting and were not changed or modified through the year.  We believe that using quarterly goals provided a necessary focus and discipline to our leaders to drive quarterly performance to meet quarterly and annual operating objectives.  It was our belief that these goals were rigorous and would be difficult to meet in a challenging business environment.  In fact, the Company met its 2012 first quarter goal (100%), met a portion of the second quarter goal (40%) and missed the third and fourth quarter goals as well as the annual goals in their entirety.  Further, under the program, to the extent we exceeded a quarterly cash incentive target, any excess would not be paid unless the Company met its annual performance goal.  For instance, the

Company over-performed in the first quarter of 2012, but since the Company did not meet its annual goals, the over-performance amount was forfeited.

The table below compares the following for each NEO who served during 2012:

•                  The target cash incentive potential for 2012; and

•                  In the case of our former CEO, the actual cash incentive payment earned during 2012 as shown in the Realizable Pay Table on page 22.

Annual Cash Incentive Payments under Performance Plan for 2012

				Actual Cash Incentive
	Target Cash Incentive for 2012		Actual	as Percentage
Named Executive Officer	As % of Salary	Amount	Cash Incentive	of Target

Joel A. Ronning	200%	$900,000	$157,871	17.5%
Thomas M. Donnelly	150%	$540,000	$94,723	17.5%
Stefan B. Schulz	100%	$300,000	$52,624	17.5%
Kevin L. Crudden	75%	$206,250	$36,179	17.5%

This information provides additional context to 2012 NEO compensation by showing the impact that our below-target financial performance in 2012 had on the value of realized equity compensation.

The table below presents the full detail regarding the 2012 annual incentive program including for each metric the weighting, pre-established performance goals at threshold, target and maximum, and actual performance (all dollar amounts are in millions).

GAAP E-Commerce Revenue ($mil)

		Pre-Established Performance Goals (1)			Actual Performance/Payout
	Weighting	Threshold	Target	Maximum	Revenue	% of Target

Annual	30.00%	$315.8	$329.1	$361.9	$308.0	0.00%
1st Quarter (2)	7.50%	77.4	81.0	89.1	81.6	100.0%
2nd Quarter (2)	7.50%	72.3	76.0	83.6	71.8	0.00%
3rd Quarter (2)	7.50%	75.9	80.6	88.6	72.3	0.00%
4th Quarter (2)	7.50%	90.3	91.5	100.6	82.3	0.00%
Metric Total	60.00%					7.50%

Non-GAAP Operating Income ($mil)

		Pre-Established Performance Goals (1)			Actual Performance/Payout
	Weighting	Threshold	Target	Maximum	Non-GAAP OI	% of Target

Annual	20.00%	$62.6	$63.8	$82.9	$49.5	0.00%
1st Quarter (2)	5.00%	16.0	16.0	20.8	15.2	100.00
2nd Quarter (2)	5.00%	8.8	9.4	12.2	9.4	100.00
3rd Quarter (2)	5.00%	14.1	15.4	20.0	10.3	0.00%
4th Quarter (2)	5.00%	23.7	24.0	31.2	14.6	0.00%
Metric Total	40.00%					10.00%

Total Cash Incentive Payout	100.00%					17.50%

(1)  All goals (including the quarterly goals) were established in February 2012 and were not adjusted during the year; linear interpolation applies between payout levels.

(2)  Any above-target achievement on quarterly goals would be deferred until the end of the year and only paid to the extent that the cumulative performance was also above target 2013 Annual Incentive Program.

On February 27, 2013, the Compensation Committee set the targets and performance criteria for the fiscal 2013 cash incentive opportunities for the NEOs under the Performance Bonus Plan.  The target cash incentive percentage for each continuing NEO remains unchanged from 2012. For fiscal 2013, each NEO’s cash incentive opportunity is based upon the attainment of performance criteria relating to quarterly and annual corporate financial goals for fiscal 2013.  The fiscal 2013 weightings of the performance criteria are as follows: 50% based on attainment of annual Company-wide revenue and operating income goals, and 50% based on attainment of quarterly Company-wide revenue and non-GAAP operating income goals (12.5% for each fiscal quarter).  This 2013 program design emphasizes the equal importance that we believe our stockholders expect from us in 2013 from both a revenue and operating income perspective.  In 2012 the weightings were based upon 60% revenue and 40% operating income.

The following table sets forth the target cash incentive opportunity for each of the NEOs for fiscal 2012 and 2013.

	Target Incentive for 2012		Target Incentive for 2013
Named Executive Officer	As % of Salary	Amount	As % of Salary	Amount

CEO(1)	200%	$900,000	100%	$600,000
Thomas M. Donnelly(2)	150%	$540,000	100%	$360,000
Stefan B. Schulz	100%	$300,000	100%	$330,000
Kevin L. Crudden	75%	$206,250	75%	$217,500

(1)         Joel A. Ronning for 2012; David C. Dobson for 2013.

(2)         Mr. Donnelly notified the Company that he will be departing on April 30, 2013.

The amount of cash incentive earned will be based on how our actual financial performance compares to our operating plan for fiscal 2013 with respect to each of the performance criteria.  Since the Company’s 2013 operating plan is budgeted for performance below 2012, the payout curve will only provide for an 80% target payout for achievement of the Company’s 2013 operating plan.  Our NEOs need to over-perform our plan in order to reach 100% of their target cash incentive.  On this basis, the performance goals for the 2013 Performance Bonus Plan are more rigorous than those for the 2012 plan, which earned out at 17.5% of target.  If our financial performance significantly exceeds our operating plan, the cash incentive earned by the NEOs could exceed the target cash incentives indicated above, up to a maximum of 150% of the target cash incentive.  But if a minimum threshold is not met with respect to a particular performance objective, no cash incentive will be payable with respect to that objective.

Long-Term Incentive Pay

We began awarding performance-based restricted stock in 2008 in order to drive a high-performance culture.  During this time the Company has not granted any stock options to the NEOs or the senior management employees.

The Committee considers equity awards at its regularly scheduled meetings.  Grants approved during scheduled meetings become effective and are priced as of the date of approval.  Grants to new hires are approved by the Committee on the first trading day of the month after the month of hire and are priced as of the date of approval.

A significant portion of a NEO’s potential maximum compensation is comprised of performance stock awards.  This approach has been a core principle of the Committee’s compensation philosophy for a number of years.  The Committee believes that this approach is a key “pay for performance” metric that clearly aligns executive compensation to corporate performance and shareholder value.  The Compensation Committee believes this philosophy links the interests of the NEOs to Company performance and stockholder returns, and provides a strong retention value.  Moreover, since the performance stock awards that are actually realized vest over a three year period, a NEO’s realized value for these awards will be significantly impacted by increases or decreases in the Company’s stock price.

2012 LTI Program

In 2012, our NEOs received the following mix of performance-based equity grants:

•                  50% - earned only if the Company met a non-GAAP positive net income threshold for the year;

•                  30% - earned based upon performance against a core enterprise revenue grid (threshold: $315.8); and

•                  20% - earned based upon performance against an operating income grid (threshold: $62.6).

For the year, our NEOs forfeited all of the performance shares based upon the core enterprise revenue and the operating income metrics since we did not meet the cliff threshold and received all of the performance shares based on the non-GAAP net income threshold.

The table below compares the following for each NEO who served during 2012:

•                  The hypothetical aggregate value of all stock awards during 2012 had all of the awards vested at target; and

•                  The actual aggregate value of all stock awards that vested due to actual performance during 2012 as shown in the Realizable Pay Table above (in the case of our CEO).

Performance Share Awards (Long-Term Incentives) Granted in 2012

	Performance			Performance	Value of
Named	Shares	Fair Value of	Percent	Shares	Shares Earned at
Executive Officer	Granted	Shares Granted (1)	Earned	Earned	End of Fiscal Year (2)

Joel A. Ronning	214,000	$3,777,100	50%	107,000	$1,538,660
Thomas M. Donnelly	110,000	$1,941,500	50%	55,000	$790,900
Stefan B. Schulz	97,000	$1,712,050	50%	48,500	$697,430
Kevin L. Crudden	45,500	$803,075	50%	22,750	$327,145

(1)         Based on closing price for our common stock on February 29, 2012, of $17.65 per share.

(2)         Based on closing price for our common stock on December 30, 2012, of $14.38 per share.

2013 LTI Program Design

For 2013, The Committee replaced the performance share program based on achievement of revenue and operating income objectives with a new program design — a “Total Shareholder Return” (“TSR”) performance metric.  In response to the 2012 shareholder vote on executive compensation, the Committee in collaboration with management and Cook & Co. determined to provide a relative performance measure that would augment the absolute performance measures in the incentive plans.  For 2013, 50% of the performance shares awarded to each NEO were based upon the TSR program.  Under the TSR program, our performance is measured against the Nasdaq Internet Index, which is an industry index currently comprising 69 companies.  This relative performance metric will measure the Company’s performance over a three-year period against the Index to determine relative value to our stockholders.  Under the terms of the award, our grantees will only receive such number of shares as a percentage of the award at the end of the three-year period according to the following table.

PERFORMANCE CRITERIA

RELATIVE TSR

TSR Percentile Rank	Shares Earned as a Percent of Target Award
75th percentile and above	150%
50th percentile	100%
25th percentile	25%
Below 25th percentile	0%

Further, even if our TSR compares favorably to the Index, if our TSR is negative to our stockholders at the end of the measurement period, the maximum number of shares that may be earned is capped at 100% of the target.  In addition there is an overall total award payout that is capped at 400% of the target dollar amount.

In addition to the TSR Program, the remaining 50% of the performance shares granted to our NEOs were performance shares based upon the Company attaining positive non-GAAP net income in 2013.  We did not grant any stock options or time-based restricted stock to our NEOs.

Interim CEO Compensation — Thomas F. Madison

Effective November 1, 2012, Thomas F. Madison, our lead director, was appointed Interim Chief Executive Officer while the Company conducted a national search for a new Chief Executive Officer.  In connection with his role with the Company, Mr. Madison received base compensation at an annual rate of $450,000 and no equity or other compensation.  Upon completion of his duties on February 28, 2013, the Board awarded Mr. Madison a bonus of $100,000.

New CEO Compensation — David C. Dobson

On February 28, 2013, David C. Dobson accepted an offer to serve as the Company’s Chief Executive Officer, commencing February 28, 2013.  In connection with his employment, the Company and Mr. Dobson entered into an Employment Agreement and an Employee Retention and Motivation Agreement. The term of the Employment Agreement commenced on February 28, 2013 (“Commencement Date”) and continues until terminated by either party. Mr. Dobson’s annual base salary will be not less than $600,000, and he will be eligible for a target bonus of up to 100% of his base salary. Mr. Dobson’s fiscal year 2013 target bonus will be pro-rated for the period commencing on the Commencement Date, and will be payable without regard to achievement of performance goals.

As an inducement to his employment, Mr. Dobson also received a restricted stock grant for 192,982 shares of common stock (having a market value of $2,750,000 on the Commencement Date) and performance stock awards for 196,492 shares of common stock (having a market value of $2,800,000 on the Commencement Date). The restricted stock grant will vest in four equal annual installments on the first, second, third and fourth anniversaries of the Commencement Date, subject to Mr. Dobson’s continued employment. The performance stock award will be earned and vest in accordance with the following schedule: (i) 50% of the award will be earned based upon the achievement of the Company’s three-year total shareholder return (TSR) performance test for the three-year period ending December 31, 2015, and if earned will vest in one installment at the end of the three-year performance period and (ii) 50% of the award will be earned based upon the achievement of positive non-GAAP net income for fiscal year 2013, and if earned will vest in four equal annual installments on the first, second, third and fourth anniversaries of the Commencement Date. The Company will also provide Mr. Dobson a housing allowance of up to $3,500 per month pending the relocation of his primary residence to the Minneapolis, Minnesota metropolitan area.

Generally Available Benefit Programs and Executive Perquisites

Our NEOs are eligible to participate in our tax-qualified 401(k) Plan, which provides for broad-based employee participation.  Under the 401(k) Plan, all of our employees are eligible to receive matching contributions that are subject to vesting over time. The matching contribution for the 401(k) Plan for the year ended December 31, 2012 was $0.25 for each dollar of each participant’s pretax contributions.  We do not provide defined benefit pension plans or defined contribution retirement plans to our NEOs or other employees other than the 401(k) Plan.

Our NEOs are also eligible to participate in a number of other benefits that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees also are eligible for variable pay under sales incentive plans, profit sharing programs and/or the incentive arrangements described above.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an annual basis, we benchmark our overall benefits programs, including our 401(k) Plan, against our peer group.  Our NEOs did not receive any perquisites in fiscal 2012 other than matching contributions under the 401(k) Plan.

Stock Ownership Guidelines for Named Executive Officers

The Compensation Committee has adopted stock ownership guidelines for the NEOs to more closely align the interests of such persons with those of our stockholders.  The guidelines provide that NEOs should maintain an investment in Digital River common stock equal to three times their annual base salary (five times in the case of the CEO).  Our NEOs have four years from appointment as a NEO to meet these guidelines.  All NEOs are in compliance with the stock ownership guidelines.

Severance and Change of Control Agreements

Severance Pay Arrangements.  We have an Employment Agreement and an Employee Motivation and Retention Agreement with Mr. Dobson and a Severance and Change of Control Agreement with each of Messrs. Schulz and Crudden that contain severance pay arrangements. The severance provisions of these agreements are designed to provide clarity with respect to the rights and obligations of the parties upon the termination of employment with us. The terms of these agreements are described below.  None of these agreements were entered into or modified in 2012.

Change in Control Arrangements.  If a change in control of our Company were to occur, the Committee believes that it is in the best interests of stockholders to ensure the retention of key executives to facilitate an orderly transition. For this reason, the agreements with Messrs. Dobson, Schulz and Crudden contain change in control provisions.  These agreements reduce the risk of losing key management personnel that may occur during a critical period of a potential or actual change in control of our Company. These provisions are separate from the severance provisions identified above but would not allow an executive to obtain duplicative severance benefits upon termination of employment.  None of these agreements were entered into or modified in 2012.

The change in control provisions contain a “double trigger” severance provision, which means that, in order to receive severance benefits, an executive’s employment must be terminated within a specified period following a change in control. The Compensation Committee believes that a double trigger design is more appropriate for severance benefits than the single trigger design as it prevents payments in the event of a change in control where the executive continues to be employed without an adverse effect on compensation, role and responsibility or job location.  Additional details about these agreements are described below.

The levels of severance pay and benefits that would be provided under our severance pay arrangements and practices are competitive with the practices of other companies in our industry. Our Committee believes that they are important elements of a total compensation program to attract and retain senior executives.

Separation Agreement with Joel A. Ronning

On November 1, 2012, the Board did not renew Mr. Ronning’s employment agreement and it expired in accordance with its terms.  Mr. Ronning ceased to serve as Chief Executive Officer of the Company, and the Company and Mr. Ronning subsequently entered into a Transition and Separation Agreement (the “Separation Agreement”). The Separation Agreement confirms that Mr. Ronning would receive certain compensation and benefits under the terms of his then-existing employment agreement, including a cash payment of $867,576; continued life, medical, dental and disability insurance coverage; accelerated vesting with respect to 214,041 shares of Digital River common stock subject to Mr. Ronning’s currently outstanding restricted stock awards; and with respect to performance share awards granted to Mr. Ronning in fiscal year 2012, issuance of a number of shares of Digital River common stock following completion of the fiscal year 2012 performance period, based on actual corporate performance during such period, as determined pursuant to the terms of such awards.  Based upon 2012 performance, Mr. Ronning received 50% of the number of shares under those grants and such shares received accelerated vesting (107,000 shares).  The foregoing matters as contained in the Separation Agreement memorialize the terms of Mr. Ronning’s employment agreement and reconfirm appropriate release and other standard conditions customary in arrangements of this type.

The terms of the Separation Agreement, to the extent not set by the terms of this employment agreement, were the result of arm’s-length negotiations between representatives of Mr. Ronning and members of the Board, including members of the Committee, which received advice and input from the Committee’s independent counsel.

David C. Dobson

In February 2013, we entered into an Employment Agreement and an Employee Motivation and Retention Agreement with David C. Dobson, in connection with his employment as our Chief Executive Officer.  The Employment Agreement provides that Mr. Dobson will be entitled to certain termination payments (a) if his employment is terminated by Digital River for any reason except upon his death or disability or for cause, or (b) upon Mr. Dobson’s voluntary termination following a material diminution in his base salary, a material diminution in his authority, duties, or responsibilities, which would cause his position to become one of lesser responsibility, importance, or scope, relocation of Mr. Dobson’s principal place of employment to a location by more than 50 miles, or a material breach of our obligations under his Employment Agreement.  In the event of such termination, he will be entitled to termination payments equal to his base annual salary rate at the time of termination plus his target bonus rate for (i) a period of eighteen (18) months if such termination occurs within twelve (12) months after February 28, 2013 (the “Commencement Date”), and (ii) a period of twelve (12) months if such termination occurs more than twelve (12) months after the Commencement Date.  Mr. Dobson will also be entitled to a continuation of certain employee benefits for the applicable severance period. Mr. Dobson’s cash severance will be payable in installments on the Company’s regular payroll dates during the severance period, provided that if Mr. Dobson is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, no payment will be made until at least six months following termination of his employment.

Mr. Dobson’s Employee Retention and Motivation Agreement provides that, effective immediately upon a change in control of the Company, (i) all outstanding stock options held by Mr. Dobson will accelerate and become fully exercisable, and all shares of restricted equity held by him will become non-forfeitable and all restrictions will lapse, and (ii) his annual cash bonus for the year in which the change in control occurs will be fixed at his target bonus level as in effect immediately prior to the change in control, and a pro-rated portion of such bonus (based on the number of calendar days in the fiscal year to which the bonus relates which have elapsed prior to the date of the change in control) will be paid to him within thirty (30) days after the change in control.  In addition, if within twelve (12) months after a change in control of the Company Mr. Dobson’s employment is terminated by the Company for any reason except upon his death or disability or for cause, or if Mr. Dobson resigns for good reason, he will be entitled to termination payments equal to (A) one hundred fifty percent (150%) of his annual base salary and target bonus, if such termination occurs within twelve (12) months after the Commencement Date set forth in the Employment Agreement, and (B) one hundred percent (100%) of his annual base salary and target bonus, if such termination occurs more than twelve (12) months after the Commencement Date.  Such severance payments will be paid in a lump sum within thirty (30) days of the effective date of such termination, provided that if Mr. Dobson is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, such payment will not be made until at least six months following termination of his employment.  In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code.  Mr. Dobson also has agreed not to compete with Digital River for a period of eighteen (18) months following termination of his employment as described above in countries or territories where Digital River conducts its business.

Stefan B. Schulz

In August 2011, we entered into a change of control and severance agreement with Stefan B. Schulz, our Chief Financial Officer.  Mr. Schulz will be entitled to certain termination payments (a) if his employment is terminated by Digital River for any reason except upon his retirement, death or disability or for cause, or (b) upon Mr. Schulz’s voluntary termination following a material change in his function, duties or responsibilities without his consent that would cause Mr. Schulz’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Schulz’s principal place of employment by more than thirty miles, or a material breach of our obligations under his change of control and severance agreement, or (c) upon Mr. Schulz’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River.  In the event of such termination, he will be entitled to termination payments equal to his base salary at the time of termination plus the average of his annual bonus amount for the prior three years, as well as a continuation of certain employee benefits for a period of 12 months.  Mr. Schulz’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code.  In addition, any unvested Equity Incentives held by Mr. Schulz will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 90 days following his termination of employment (unless sooner terminated in connection with a change of control transaction).  In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code.  Mr. Schulz also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.

In the event of Mr. Schulz’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Schulz would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Schulz’s bonuses for the three most recent years.  In the event that we terminate Mr. Schulz following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

Kevin L. Crudden

In February 2008, we entered into a change of control and severance agreement with Kevin L. Crudden, our Senior Vice President and General Counsel.  Mr. Crudden will be entitled to certain termination payments (a) if his employment is terminated by Digital River for any reason except upon his retirement, death or disability or for cause, or (b) upon Mr. Crudden’s voluntary termination following a material change in his function, duties or responsibilities without his consent that would cause Mr. Crudden’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Crudden’s principal place of employment by more than thirty miles, or a material breach of our obligations under his change of control and severance agreement, or (c) upon Mr. Crudden’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River.  In the event of such termination, he will be entitled to termination payments equal to his base salary at the time of termination, as well as a continuation of certain employee benefits for a period of 12 months.  Mr. Crudden’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code.  In addition, any unvested Equity Incentives held by Mr. Crudden will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 90 days following his termination of employment (unless sooner terminated in connection with a change of control transaction).  In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code.  Mr. Crudden also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.

In the event of Mr. Crudden’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Crudden would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Crudden’s bonuses for the three most recent years.  In the event that we terminate Mr. Crudden following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

See the tables on page 38 of this proxy statement for more information related to the severance benefits for each of NEOs.

Accounting and Tax Considerations

In designing our compensation programs, the Committee takes into consideration the accounting and tax effect that each element of compensation will or may have on us and the executive officers and other employees as a group.  We recognize a charge to earnings for financial accounting purposes when either stock options or restricted stock awards are granted.

Digital River is limited by Section 162(m) of the Internal Revenue Code to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to certain NEOs in a taxable year.  Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.”  Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Compensation Committee believes it to be in our best interests and the best interests of our stockholders.

The Compensation Committee believes that the compensation programs described above provide compensation that is competitive with our peer group, link executive and stockholder interests, and provide a means for us to attract and retain qualified executives.  The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value as a basis for determining our ongoing compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, the Committee was composed of two non-employee directors: Messrs. Steenland and Steiner.  Mr. Madison also participated as an independent member of the Committee until November 1, 2012, when he was appointed interim Chief Executive Officer of the Company, at which time he resigned from the Committee.  With the appointment of a new Chief Executive Officer on February 28, 2013, Mr. Madison has returned to the Committee and will participate in all decisions but for matters specifically related to Section 162(m) of the Internal Revenue Code.  Otherwise, no current member of the Compensation Committee is or has ever been one of our officers or employees, or has had any relationship with us that is required to be disclosed under Item 404 of Regulation S-K.  None of our executive officers serves, or in the past fiscal year has served, on the board of directors or as a member of a compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2012. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our proxy statement for our 2013 annual meeting of stockholders.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

This report is submitted by the Compensation Committee.

COMPENSATION COMMITTEE

Douglas M. Steenland, Chairman

Perry W. Steiner

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2012, 2011 and 2010, compensation awarded or paid to, or earned by, our NEOs.  We did not have any other executive officers in 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)

Thomas F. Madison	2012	$75,000	—	—	—	—	—		$75,000	(5)
Interim Chief Executive Officer

Joel A. Ronning(6)	2012	$436,342	—	$3,777,100	—	$157,871	$961,600	(6)	$5,332,213
Former Chief Executive Officer	2011	$450,000	—	$4,635,549	—	$412,425	$4,125	(7)	$5,502,099
	2010	$450,000	—	$4,613,715	—	$483,820	$19,144	(8)	$5,566,679

Thomas M. Donnelly	2012	$360,000	—	$1,941,500	—	$94,723	$4,250	(9)	$2,400,473
President and Chief Operating Officer	2011	$342,923	—	$2,029,545	—	$247,455	$4,125	(7)	$2,624,048
	2010	$300,000	—	$1,371,645	—	$258,037	$8,250	(10)	$1,937,932

Stefan B. Schulz	2012	$300,000		$1,712,050		$52,624	$3,990	(9)	$2,068,664
Chief Financial Officer	2011	$109,615	$200,000	$482,250	—	—	—		$791,865

Kevin L. Crudden	2012	$275,000	—	$803,075	—	$36,179	$4,250	(9)	$1,118,504
Senior Vice President & General Counsel	2011	$267,885	—	$613,980	—	$94,514	$4,125	(7)	$980,504
	2010	$250,000	—	$748,170	—	$112,594	$8,250	(10)	$1,119,014

(1)          Mr. Schulz joined the Company as its Chief Financial Officer in August 2011.  The amount in this column is a $50,000 hiring bonus and a cash bonus of $150,000 for fiscal year 2011 paid to Mr. Schulz in accordance with an agreement made at the time he accepted employment with the Company.

(2)          Pursuant to SEC rules, the amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards and performance-based share awards approved by the Compensation Committee during the 2012, 2011, and 2010 fiscal years based on the probable outcome of the performance conditions under the awards, excluding the impact of estimated forfeitures related to service-based vesting conditions.  The fair value of the award is calculated using the closing price of Digital River’s stock on the date of grant in accordance with FASB ASC Topic 718, Stock Compensation. For additional information on the valuation assumptions for the stock awards, refer to note 6, Stock-Based Compensation, in the Digital River, Inc. financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC.  The amounts listed in this column reflect the estimated value of the award at the grant date.  After the end of each fiscal year, the Compensation Committee determines the actual number of shares earned by the NEOs under the performance-based share awards, which then vest over four years commencing on the date of grant.  The remaining performance-based shares subject to the grants were forfeited.  The following table presents information relating to shares earned for fiscal years 2012, 2011 and 2010 by each of the NEOs:

		Performance				Performance	Grant Date	Value of
Named		Shares	Fair Value of		Percent	Shares	Fair Value of	Shares Earned at
Executive Officer	Year	Granted	Shares Granted (a)		Earned	Earned	Shares Earned (a)	End of Fiscal Year (b)

Joel A. Ronning	2012	214,000	$3,777,100		50%	107,000	$1,888,550	$1,538,660
	2011	151,000	$5,150,610		81%	121,653	$4,149,584	$1,827,228
	2010	185,000	$5,126,350		91%	168,138	$4,659,104	$5,787,310

Thomas M. Donnelly	2012	110,000	$1,941,500		50%	55,000	$970,750	$790,900
	2011	55,000	$1,876,050	(c)	81%	44,311	$1,511,448	$665,551
	2010	55,000	$1,524,050		91%	49,987	$1,385,140	$1,720,553

Stefan B. Schulz	2012	97,000	$1,712,050		50%	48,500	$856,025	$697,430

Kevin L. Crudden	2012	45,500	$803,075		50%	22,750	$401,538	$327,145
	2011	20,000	$682,200		81%	16,113	$549,614	$242,017
	2010	31,500	$872,865		91%	27,266	$755,541	$938,496

(a)           Based on the closing price for our common stock on February 29, 2012, March 16, 2011 and March 3, 2010 of $17.65, $34.11 and $27.71 per share, respectively.  The fair value of shares granted, as shown in this table, may differ from the “grant date fair value” of such shares as shown in the Summary Compensation Table, which is based on the probable outcome of the performance conditions under the awards.

(b)          Based on closing prices for our common stock on December 31, 2012, December 30, 2011 and December 31, 2010 of $14.38, $15.02, and $34.42 per share, respectively.

(c)           In addition, in March 2011, Mr. Donnelly received a grant of 10,000 restricted shares having a fair value of $341,100 at the date of grant in connection with his promotion to President.

(3)          No stock options were awarded to NEOs in 2012, 2011, or 2010.

(4)          The amounts reported in this column for the 2012, 2011, and 2010 fiscal years include payments made for the applicable year under the 2008 Performance Bonus Plan.

(5)          This amount does not include any amounts that Mr. Madison received for his role as a member of the Company’s Board of Directors.

(6)          This amount includes $867,576 paid in connection with the non-renewal of Mr. Ronning’s employment agreement as Chief Executive Officer of the Company pursuant to the terms of his employment agreement, $19,084 in COBRA insurance payments and $75,000 in consulting fees earned during November and December of 2012 while Mr. Ronning continued to serve as Chairman of the Company’s Board of Directors.

(7)          This amount is Digital River’s matching contribution of $4,125 under our tax qualified 401(k) Plan.

(8)          This amount consists of (a) Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan and (b) $10,894 in Company car expense which we paid on Mr. Ronning’s behalf.

(9)          This amount is Digital River’s matching contribution of $4,250 with respect to Messrs. Donnelly and Crudden and $3,990 with respect to Mr. Schulz under our tax qualified 401(k) Plan.

(10)    This amount is Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the NEOs during fiscal year 2012. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End Table on the following page.

									All Other
									Option
		Estimated Possible Payouts			Estimated Possible Payouts			All Other Stock	Awards:	Exercise or	Grant Date
		Under Non-Equity			Under Equity			Awards: Number	Number of	Base Price	Fair Value of
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Shares of	Securities	of Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Underlying	Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/share)	($) (3)
Joel A. Ronning	2/29/2012	$450,000	$900,000	$1,350,000	160,500	214,000	214,000	—	—	$—	$3,777,100

Thomas M. Donnelly	2/29/2012	$270,000	$540,000	$810,000	82,500	110,000	110,000	—	—	$—	$1,941,500

Stefan B. Schulz	2/29/2012	$150,000	$300,000	$450,000	72,750	97,000	97,000	—	—	$—	$1,712,050

Kevin L. Crudden	2/29/2012	$103,125	$206,250	$309,375	34,125	45,500	45,500	—	—	$—	$803,075

(1)             These columns show the threshold, target, and maximum payouts for 2012 performance under the 2008 Performance Bonus Plan.  Performance metrics are determined on a quarterly and annual basis. If performance does not meet a threshold amount in a given quarter or on an annual basis, the payout may be $0.  The target criteria and bonus payments made for 2012 for Messrs. Ronning, Donnelly, Schulz and Crudden are described in the section, “Annual Incentive Pay,” in the Compensation Discussion and Analysis.  The bonus payments for 2012 are shown in the Summary Compensation Table in the column titled, “Non-Equity Incentive Plan Compensation.”

(2)             These columns show the threshold, target, and maximum payouts, as performance-based shares, for 2012 performance.  The target criteria for Messrs. Ronning, Donnelly and Crudden are described in the section, “Annual Incentive Pay,” in the Compensation Discussion and Analysis.  The actual number of performance-based shares received by the NEOs is determined by the attainment of performance goals related to revenue, operating income and earnings per share.  Received shares will vest over four years commencing on the date of grant.  Based on the Compensation Committee’s determination in February 2013, Messrs. Ronning, Donnelly, Schulz and Crudden received 107,000, 55,000, 48,500 and 22,750 performance-based shares, respectively, and the remaining performance-based shares subject to the 2012 grants were forfeited.

(3)             This column shows the grant date fair value of performance-based share awards and restricted stock awards under FASB ASC Topic 718 granted to the NEOs in 2012.  For performance-based share awards and restricted stock awards the fair value is calculated using the closing price of Digital River stock on the grant date.  For additional information on the valuation assumptions, refer to note 6 of the Digital River financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC.

For a discussion of the element of pay in this table see the Compensation Discussion and Analysis section starting on page 17 of this proxy statement.

OUTSTANDING EQUITY AWARDS

The following table provides a summary of equity awards outstanding at December 31, 2012, for each of our NEOs.

2012 Outstanding Equity Awards at Year End

		Option Awards					Stock Awards
												Equity
											Equity	Incentive Plan
				Equity							Incentive Plan	Awards:
				Incentive							Awards:	Market or
				Plan Awards:					Market		Number of	Payout Value
		Number of	Number of	Number of			Number of		Value of		Unearned	of Unearned
		Securities	Securities	Securities			Shares or		Shares or		Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			Units of		Units of		or Other	or Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Stock That		Rights That	Rights That
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not		Have Not		Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)		Vested ($)		Vested (#)	Vested ($)
Joel A. Ronning	2/13/2003	106,400		—	$10.50	2/13/2013	—		$—		—	$—

	2/9/2004	110,898	—	—	$22.98	2/9/2014	—		$—		—	$—

	2/9/2004	8,702	—	—	$22.98	2/9/2014	—		$—		—	$—

	2/10/2006	183,200	—	—	$35.11	2/10/2016	—		$—		—	$—

	2/28/2007	100,000	—	—	$55.39	2/28/2017	—		$—		—	$—

	3/4/2008	100,000	—	—	$31.84	3/4/2018	—		$—		—	$—

	2/29/2012	—	—	—	—	—	214,000	(5)	$3,077,320	(2)	—	$—

Thomas M. Donnelly	2/10/2005	50,000	—	—	$30.69	2/10/2015	—		$—		—	$—

	6/15/2005	25,000	—	—	$28.75	6/15/2015	—		$—		—	$—

	2/10/2006	10,000	—	—	$35.11	2/10/2016	—		$—		—	$—

	2/28/2007	80,000	—	—	$55.39	2/28/2017	—		$—		—	$—

	3/4/2008	45,000	—	—	$31.84	3/4/2018	—		$—		—	$—

	3/5/2009	—	—	—	—	—	19,364	(1)	$278,454	(2)	—	$—

	3/3/2010	—	—	—	—	—	24,993	(3)	$359,399	(2)	—	$—

	3/16/2011	—	—	—	—	—	40,733	(4)	$585,741	(2)	—	$—

	2/29/2012	—	—	—	—	—	110,000	(5)	$1,581,800	(2)	—	$—

Stefan B. Schulz	9/1/2011	—	—	—	—	—	18,750	(6)	$269,625	(2)	—	$—

	2/29/2012	—	—	—	—	—	97,000	(5)	$1,394,860	(2)	—	$—

Kevin L. Crudden	1/3/2006	40,000	—	—	$29.75	1/3/2016	—		$—		—	$—

	2/28/2007	5,760	—	—	$55.39	2/28/2017	—		$—		—	$—

	3/4/2008	10,000	—	—	$31.84	3/4/2018	—		$—		—	$—

	3/5/2009	—	—	—	—	—	9,681	(1)	$139,213	(2)	—	$—

	3/3/2010	—	—	—	—	—	13,632	(3)	$196,028	(2)	—	$—

	3/16/2011	—	—	—	—	—	12,084	(4)	$173,768	(2)	—	$—

	2/29/2012	—	—	—	—	—	45,500	(5)	$654,290	(2)	—	$—

(1)                   The shares vest 25% annually, starting on March 5, 2010.

(2)                   The market value of stock awards is based on the closing market price of Digital River stock as of December 31, 2012, which was $14.38.

(3)                   The shares vest 25% annually, starting on March 3, 2011.

(4)                   The shares vest 25% annually, starting on March 16, 2012.

(5)                   The performance shares are shown at Target.  The shares vest 25% annually, starting on February 28, 2013.

(6)                   The shares vest 25% annually, starting on September 1, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table provides a summary of shares acquired upon exercise of stock options or vesting of stock awards during fiscal year 2012 for each of our NEOs.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Joel A. Ronning	—	—	325,222	$5,098,236
Thomas M. Donnelly	—	—	45,442	$796,834
Stefan B. Schulz	—	—	6,250	$104,125
Kevin L. Crudden	—	—	20,530	$359,099

(1)         The amount reported represents the gross number of shares vested prior to the withholding of shares to pay taxes.

CHANGE OF CONTROL AND SEVERANCE BENEFITS

Involuntary Termination other than Death, Disability, or Retirement; Certain Voluntary Terminations — Including Termination following a Change of Control

The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon a termination of the employment of our NEOs. The table assumes termination on December 31, 2012 and payment of such termination obligations within a reasonable time thereafter.

Name	Salary	Bonus	Equity acceleration	Continued benefits	Total
Thomas M. Donnelly	$360,000	$200,072	$2,805,394	$9,848	$3,375,314
Stefan B. Schulz	$300,000	$67,541	$1,664,485	$10,760	$2,042,786
Kevin L. Crudden	$275,000	—	$1,163,299	$9,923	$1,448,222

Termination upon Death

The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon death of our NEOs.

Name	Bonus	Total
Thomas M. Donnelly	$200,072	$200,072
Stefan B. Schulz	$67,541	$67,541
Kevin L. Crudden	$81,096	$81,096

Termination upon Disability

The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon disability of our NEOs.

Name	Bonus	Continued benefits	Total
Thomas M. Donnelly	$200,072	$9,848	$209,920
Stefan B. Schulz	$67,541	$10,760	$78,301
Kevin L. Crudden	$81,096	$9,923	$91,019

For a discussion of the change of control and severance benefits set forth in the tables above, see page 31 of this proxy statement entitled “Severance and Change of Control Agreements.”

Equity Compensation Plan Information

The following table summarizes information with respect to options and other equity awards under our equity compensation plans as of December 31, 2012:

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	4,149,969	(2)	$34.89	3,208,409	(3)
Equity Compensation Plans Not Approved by Security Holders (4)	—		$0.00	34,858
Total	4,149,969		$34.89	3,243,267

(1)               The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock, which have no exercise price.

(2)               Includes 1,238,987 shares of our common stock to be issued upon exercise of outstanding stock options under the 1998 Plan; and includes 321,210 shares of our common stock to be issued upon exercise of outstanding stock options and 2,589,772 restricted stock granted and unvested under the 2007 Plan.

(3)              Includes 2,414,169 shares of our common stock available for issuance under the 2007 Plan, and 794,240 shares of our common stock available for issuance under the 2010 Employee Stock Purchase Plan.

(4)               Our Inducement Equity Incentive Plan (the “Inducement Plan”), which was in effect as of December 31, 2005, and was the only equity compensation plan not approved by security holders, was adopted by the Board in 2005 in connection with an acquisition.  A total of 87,500 restricted shares of Company stock were initially reserved for issuance under the Inducement Plan.

Policies and Procedures with Respect to Related-Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related-party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related-party transactions.  The Audit Committee, all of whom are independent directors, must review and approve all related-party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules.

We have policies and procedures regarding the review and approval of related-party transactions.  The policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by our policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we participate and the amount involved exceeds $120,000, and a director or executive officer of the Company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Conduct and Ethics.  Under the Code of Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related-party transactions shall be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules.

PROPOSAL 2

APPROVAL OF THE PERFORMANCE BONUS PLAN

We are requesting that stockholders approve the Digital River, Inc. Performance Bonus Plan (the “Incentive Plan”), which was adopted by the Board on February 28, 2013, subject to shareholder approval with respect to current and future covered employees (“covered employees”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and executive officers within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“named executive officers”). The Incentive Plan replaces the 2008 Performance Bonus Plan, which was approved by the Company’s stockholders at the Company’s 2008 Annual Meeting of Stockholders.

The Incentive Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of the Incentive Plan are to motivate senior executives (as defined in the Incentive Plan) by tying compensation to performance, to reward exceptional performance that supports overall Company objectives and to attract and retain top-performing senior executives.

The Incentive Plan is intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code (“Code Section 162(m)”). The Board believes that it is in the best interests of the Company and its stockholders to ensure that bonuses to be paid to executive officers are deductible by us for federal income tax purposes. Accordingly, we have structured the Incentive Plan to satisfy the requirements of Code Section 162(m) for “performance-based” compensation. Generally, under Code Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and each of the next three most highly compensated named executive officers (other than its Chief Financial Officer) may be limited to the extent that it exceeds $1,000,000 in any one year. We can deduct compensation in excess of that amount if the compensation qualifies as “performance-based compensation” under Code Section 162(m).

One of the requirements of “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our stockholders. For purposes of Code Section 162(m) the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal will be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance award. With respect to awards under the Incentive Plan, each of these aspects is discussed below, and stockholder approval of the Incentive Plan is intended to constitute approval of each of these aspects of the Incentive Plan for purposes of the approval requirements of Code Section 162(m).

Below is a summary of the principal provisions of the Incentive Plan. We have attached the Incentive Plan as Appendix A to this proxy statement, and the following description of the Incentive Plan is qualified in its entirety by reference to that Appendix.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to motivate and reward eligible executives by making a portion of their cash compensation dependent on the achievement of certain objective performance goals related to our performance. In accordance with our compensation policy that cash compensation should vary with our performance, a substantial part of each executive’s total cash compensation may be tied to our performance by way of performance-based bonuses under the Incentive Plan.

Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m), we cannot guarantee that the awards under the Incentive Plan to covered employees will qualify for exemption under Code Section 162(m). However, the intention of management and the Compensation Committee is to administer the Incentive Plan in compliance with Code Section 162(m) with respect to covered employees or participants who may become covered employees. If any provision of the Incentive Plan does not comply with the requirements of Code Section 162(m), then such provision will be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other participants, the Incentive Plan may be operated without regard to the constraints of Code Section 162(m).

Participants

In selecting participants for the Incentive Plan, the Compensation Committee will choose those senior executives who the Committee believes are most likely to make significant contributions to our success.  Individuals eligible for Incentive Plan awards are officers and key employees (as determined by the Compensation Committee), which include our covered employees and named executive officers. Each NEO and each person who previously served as a NEO during fiscal 2013 and remains employed by us and is an eligible employee, has an interest in Proposal No. 2. The number of key employees who will participate in the Incentive Plan and the amount of Incentive Plan awards are not presently determinable.  Participation in future years is at the discretion of the Compensation Committee.

Administration

The Compensation Committee will administer the Incentive Plan. The Compensation Committee includes members who qualify as “outside directors” under Code Section 162(m), and whose approval is required in order for cash awards under the Incentive Plan to qualify as deductible performance-based compensation under Code Section 162(m). Subject to the terms of the Incentive Plan, the Compensation Committee has the sole discretion to determine the key employees who will receive awards and the amounts, terms and conditions of each award. The Compensation Committee will have the authority to interpret the Incentive Plan.

Maximum Bonus and Payout Criteria

Bonus payments under the Incentive Plan may be made in cash only. The payment to each participant is based on an individual bonus target for the performance period set by the Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Compensation Committee in accordance with Code Section 162(m):  (i) revenue; (ii) operating income; (iii) net earnings, (iv) net income, (v) operating profit, (vi) earnings per share, (vii) return measures (including, but not limited to, return on capital, invested capital, assets, equity), (viii) margins, (ix) share price (including, but not limited to, growth measures and total stockholder return), (x) sales growth, (xi) productivity improvement or operating efficiency, (xii) stockholders’ equity, (xiii) cash flow (including, but not limited to, operating cash flow and free cash flow), (xiv) expense targets, (xv) working capital targets (xvi) improved customer satisfaction surveys; (xvii) improved employee satisfaction surveys; (xviii) new market growth; and (xix) internal systems improvements.

A performance period is any period up to 12 months in duration. The performance period(s) individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and, with respect to covered employees, must be adopted no later than the latest time permitted by the Internal Revenue Code in order for bonus payments pursuant to the Incentive Plan to be deductible under Code Section 162(m).

The actual amount of future bonus payments under the Incentive Plan is not presently determinable. However, under the Incentive Plan, during any fiscal year no participant may receive an award of more than $4,000,000.   Further, the Compensation Committee, in its sole discretion, may reduce or eliminate the amount of a participant’s bonus under the Incentive Plan to an amount below the amount otherwise payable pursuant to the Incentive Plan formula.

Payment of Awards

The payment of a bonus for a given performance period generally requires the participant to be employed by us as of the date the bonus is paid. Prior to the payment of any bonus under the Incentive Plan to covered employees, the Compensation Committee must make a determination, certified in writing, that the conditions to payment for the applicable performance period have been satisfied. The payment of bonuses under the Incentive Plan must be made in cash and occur within a reasonable period of time after the end of the applicable performance period but may occur sooner with respect to Incentive Plan awards to participants who are not subject to the limitations of Code Section 162(m). Payment of bonuses under the Incentive Plan may also be deferred for payment at a future date under the terms of a deferred compensation plan with the consent of the Compensation Committee.

Term and Amendment of Incentive Plan

The Incentive Plan will first become available for performance periods beginning in fiscal 2013. The Incentive Plan does not have a fixed termination date and may be terminated by the Compensation Committee at any time, provided that such termination will not affect the payment of any award accrued prior to the time of termination. The Compensation Committee may amend or suspend, and reinstate, the Incentive Plan at any time, provided that any such amendment or reinstatement shall be subject to shareholder approval if required by Code Section 162(m), or any other applicable laws, rules or regulations.

Section 409A

To the extent applicable, notwithstanding anything in the Incentive Plan to the contrary, the Incentive Plan and all bonus awards (including Code Section 162(m) Bonus Awards) will be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the effective date of the Incentive Plan. Notwithstanding any provision of the Incentive Plan to the contrary, in the event that the Compensation Committee determines that any amounts payable under the Incentive Plan will be taxable to a participant under Code Section 409A and related Department of Treasury guidance, prior to payment to such participant of such amount, we may (i) adopt such amendments to the Incentive Plan and bonus awards (including Code Section 162(m) Bonus Awards) and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Compensation Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Incentive Plan and the bonus awards (including Code Section 162(m) Bonus Awards) and/or (b) take such other actions as the Compensation Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Code Section 409A.

New Plan Benefits

All awards to NEOs are based on actual performance during fiscal 2013 and are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Incentive Plan are not determinable at this time.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Incentive Plan.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve the compensation of its NEOs as described below.  The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.  The Company currently holds advisory votes on executive compensation on an annual basis.

Our stockholders did not approve our executive compensation program at our 2012 annual meeting of stockholders. As a result, we engaged in a substantial shareholder outreach program to gather feedback regarding the key drivers to their vote. Those discussions, which included meetings between our senior management and ten of our top institutional stockholders (who collectively own 32% of our common stock), included topics such as CEO compensation, financial metrics driving long-term incentives, vesting periods and overall executive compensation design.  These meetings occurred over the course of the entire fiscal year, varied in length and were conducted via teleconference and in person.

Following these discussions, and based upon a comprehensive review of the Company’s executive compensation programs, the Committee adopted changes to (i) address stockholder concerns, (ii) more closely align the program with corporate governance best practices and (iii) create a program that rewards absolute and relative performance over the short and long-term.  The principal changes to our executive compensation programs that have been adopted by the Committee since March 2012 are summarized below.

•                  We changed our peer group to more clearly align ourselves with other companies in our industry and at our market capitalization;

•                  We have adopted a median compensation philosophy in which we generally target executive compensation at the median of the peer group, subject to appropriate deviation based on individual performance and contribution factors;

•                  We reduced the target cash incentive percentage of each of our CEO and President to 100% of salary, which is in alignment with our peer group;

•                  We are disclosing more detailed information about historical performance targets, actual performance against targets, and payouts under our annual incentive plan;

•                  We eliminated duplicative financial metrics for our STI and LTI programs;

•                  We adopted a TSR program to provide a relative benchmark of our stock performance against companies that comprise the Nasdaq Internet Index over a three year period;

•                  We adopted an anti-hedging policy and a clawback policy.

Please refer to “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—2012 Advisory Vote on Executive Compensation” for a more complete summary of these changes.

In addition to the changes summarized above, we are maintaining our existing compensation practices that represent strong corporate governance, including the following:

•                  A Committee composed solely of independent directors;

•                  An independent compensation consultant who report directly to the Committee and provides no other services to us;

•                  Limitation on the use of discretion in pay decisions, more detailed disclosure about the rationale for our pay decisions;

•                  Significant stock ownership guidelines that align executives’ interests with those of stockholders;

•                  No tax gross-ups provided on income or on payments made in connection with a change of control;

•                  No special perquisites for our executives;

•                  No pension, retirement or death benefits for executives;

•                  No stock option exchanges or repricing without stockholder approval;

•                  An annual risk assessment of our pay practices;

•                  Compensation policies and practices designed to discourage excessive risk-taking, including the the use of multi-year performance periods per our TSR program and, as discussed above, the adoption of stock ownership guidelines and a “clawback” policy; and

•                  An annual stockholder advisory vote on executive compensation.

We believe that the changes summarized above, together with our existing compensation practices, have addressed the concerns of many of our stockholders and have resulted in a compensation program deserving of stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement.

The design of our compensation program, along with the culture and values of our Company, allows the Company to attract and retain top talent, while also encouraging our officers to keep their focus on key strategic, financial and operational goals.  The Board requests approval of the compensation packages of our NEOs and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this proxy statement.”

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Board of Directors recommends that you vote FOR approval of the compensation of the Company’s named executive officers.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2013, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.  Ernst & Young LLP has audited our financial statements since 2002.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

AUDIT FEES

During the last two fiscal years ended December 31, 2012 and 2011, respectively, the aggregate fees billed by Ernst & Young LLP for the professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in our Forms 10-Q were approximately $1,194,000 and $1,104,000, respectively.

AUDIT-RELATED FEES

“Audit-related” fees are billed for assurance and related services reasonably related to the performance of the audit or review of our financial statements, and are not reported under “Audit Fees.”  These services include professional services requested by us in connection with review of SEC filings, merger and acquisition due diligence, employee benefit plan audits and attest services pursuant to Statement on Auditing Standard (SAS) No. 70.  The aggregate audit-related fees billed by Ernst & Young LLP were approximately $189,000 and $185,600 for the fiscal years ended December 31, 2012 and 2011, respectively.

TAX FEES

Tax fees are billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance with tax return preparation and review, federal, state and international tax compliance, strategic tax planning services, including in connection with our international subsidiaries, and structuring of acquisitions.  The aggregate fees billed by Ernst & Young LLP for these services were approximately $370,000 and $187,100 for the fiscal years ended December 31, 2012 and 2011, respectively.

ALL OTHER FEES

During the last two fiscal years ended December 31, 2012 and 2011, respectively, there were no fees billed by Ernst & Young LLP for professional services other than those described above.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by our independent auditors.  The Audit Committee meets with our independent auditors to pre-approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates.  Pre-approval is detailed as to the particular service or category of services to be provided and is generally subject to a specific budget.  The Audit Committee also meets with our independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work.  As appropriate, management and our independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of our outside auditors to perform any proposed permissible non-audit services.  The Audit Committee may delegate this authority to one or more Committee members, but any approvals of non-audit services made pursuant to this delegated authority must be presented to the full Committee at its next meeting.  To date, the Audit Committee has not delegated its approval authority, and all audit and non-audit services provided by Ernst & Young LLP have been pre-approved by the Audit Committee in advance.

AUDITORS’ INDEPENDENCE

The Audit Committee has determined that the rendering of all the aforementioned services by Ernst & Young LLP were compatible with maintaining the auditors’ independence.

The Board of Directors recommends a vote FOR Proposal 4.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Digital River stockholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, Digital River, Inc., 10380 Bren Road West,  Minnetonka, Minnesota 55343 or contact our Investor Relations department at (952) 253-1234.  We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered.  Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Kevin L. Crudden
KEVIN L. CRUDDEN
Secretary

Minnetonka, Minnesota

April 12, 2013

A copy of the 2012 Annual Report to Stockholders accompanies this proxy statement.  Our annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, Digital River, Inc., 10380 Bren Road West, Minnetonka, Minnesota 55343.  Copies also may be obtained without charge through Digital River’s website at www.digitalriver.com, as well as the SEC’s website at www.sec.gov.

Appendix A

DIGITAL RIVER, INC.

2013 PERFORMANCE BONUS PLAN

(Approved by Digital River, Inc. Board of Directors on February 28, 2013)

ARTICLE I
PURPOSE

The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of individual performance goals. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

ARTICLE II
DEFINITIONS

2.1            “Board” means the Board of Directors of the Company.

2.2            “Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles 4 and 5.

2.3            “Code” means the Internal Revenue Code of 1986, as amended.

2.4            “Committee” means either (i) the Compensation Committee of the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

2.5            “Company” means Digital River, Inc., together with each of its subsidiaries (as such term is defined in Section 424(f) of the Code).

2.6            “Covered Bonus Award” means a Bonus Award which is intended to qualify as performance-based compensation under Section 162(m) of the Code, as further described in Article 7.

2.7            “Participant” means any executive officer or key employee of the Company or a subsidiary of the Company designated by the Committee to participate in the Plan.

2.8            “Performance Criteria” means objective performance criteria established by the Committee with respect to Covered Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives: (i) revenue; (ii) operating income; (iii) net earnings, (iv) net income, (v) operating profit, (vi) earnings per share, (vii) return measures (including, but not limited to, return on capital, invested capital, assets, equity), (viii) margins, (ix) share price (including, but not limited to, growth measures and total stockholder return), (x) sales growth, (xi) productivity improvement or operating efficiency, (xii) stockholders’ equity, (xiii) cash flow (including, but not limited to, operating cash flow and free cash flow), (xiv) expense targets, (xv) working capital targets (xvi) improved customer satisfaction surveys; (xvii) improved employee satisfaction surveys; (xviii) new market growth; and (xix) internal systems improvements.

The foregoing criteria may relate to the Company, one or more of its or its divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Committee shall appropriately adjust any evaluation of performance under a Performance Criteria to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.  Further, the Committee will take into consideration any material deviation from the budget and operating plan approved by the Board.

Each grant of a Covered Bonus Award shall specify the Performance Criteria to be achieved and a minimum acceptable level of achievement below which no payment or award will be made.

2.9            “Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.

2.10     “Plan” means the Digital River, Inc. Performance Bonus Plan.

ARTICLE III
ELIGIBILITY

Participants in the Plan shall be selected by the Committee for each Performance Period from those executive officers and key employees of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

ARTICLE IV
ADMINISTRATION

4.1            The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

4.2            Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article 13. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

ARTICLE V
BONUS AWARDS

The Committee, based upon information to be supplied by management of the Company, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and/or target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

ARTICLE VI
PAYMENT OF BONUS AWARDS

Subject to Article 15 below, Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee, but in no event later than 90 days after the end of the applicable Performance Period. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest.

ARTICLE VII
COVERED BONUS AWARDS

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a Covered Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

7.1            No Covered Bonus Award may be paid unless and until the stockholders of the Company have approved the Plan in a manner which complies with the stockholder approval requirements of Section 162(m) of the Code.

7.2            A Covered Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

7.3            The performance goals to which a Covered Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target, and/or threshold (as applicable) Bonus Award payable upon attainment thereof, must be established by the Committee within the first three months of the Performance Period when the outcome of the performance goals is still substantially uncertain.

7.4            No Covered Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

7.5            The maximum amount of a Covered Bonus Award is $4.0 million to a single Participant.

ARTICLE VIII
REORGANIZATION OR DISCONTINUANCE

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.  If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

ARTICLE IX
NON-ALIENATION OF BENEFITS

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

ARTICLE X
NO CLAIM OR RIGHT TO PLAN PARTICIPATION

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

ARTICLE XI
TAXES

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

ARTICLE XII
NO LIABILITY OF COMMITTEE MEMBERS; INDEMNIFICATION

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith.  Each person who is or has been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

ARTICLE XIII
TERMINATION OR AMENDMENT OF THE PLAN

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s stockholders if the effect of such amendment would be to cause outstanding or pending Covered Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

ARTICLE XIV
UNFUNDED PLAN

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.  The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE XV
DEFERRALS

The Committee may defer payment of Covered Bonus Awards, or any portion thereof, as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Code. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

ARTICLE XVI
SECTION 409A OF THE CODE

The Plan and Bonus Awards issued hereunder (including Covered Bonus Awards) are intended to be exempt from the application of Code Section 409A in accordance with the short term deferral exemption.  If the Plan and Bonus Awards (including Covered Bonus Awards) are not exempt from the application of Code Section 409A, then to the extent applicable, notwithstanding anything herein to the contrary, the Plan and Bonus Awards issued hereunder (including Covered Bonus Awards) shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Bonus Awards (including Covered Bonus Awards) and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Bonus Awards (including Covered Bonus Awards) hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

ARTICLE XVII
GOVERNING LAW

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

ARTICLE XVIII
EFFECTIVE DATE

The effective date of the Plan is February 28, 2013.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DIGITAL RIVER, INC. M58597-P32452 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 22, 2013. Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot. During The Meeting - Go to www.virtualshareholdermeeting.com/driv2013 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 22, 2013. Please have your proxy card available and follow the simple instructions the voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain For Against Abstain DIGITAL RIVER, INC. 10380 BREN ROAD WEST MINNETONKA, MN 55343 2. To approve the 2013 Performance Bonus Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1a. Perry W. Steiner 1b. Timothy J. Pawlenty 1c. David C. Dobson 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: 3. To submit an advisory vote to approve the executive compensation of our Named Executive Officers. 4. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR the following proposals: For address changes and/or comments, please check this box and write them on the back where indicated.

M58598-P32452 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. DIGITAL RIVER, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS Thursday, May 23, 2013 3:30 p.m. Digital River, Inc. 10380 Bren Road West Minnetonka, Minnesota 55343 Digital River, Inc. 10380 Bren Road West Minnetonka, MN 55343 TO THE STOCKHOLDERS OF DIGITAL RIVER, INC.: NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of DIGITAL RIVER, INC., a Delaware corporation (the "Company"), will be held on Thursday, May 23, 2013, at 3:30 p.m. local time at 10380 Bren Road West, Minnetonka, Minnesota 55343 for the purposes stated on the reverse. By signing the proxy, you revoke all prior proxies and appoint David C. Dobson and Kevin L. Crudden, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible. In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if the shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on March 28, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. (See reverse for voting instructions) Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. DIGITAL RIVER, INC. 10380 BREN ROAD WEST MINNETONKA, MN 55343 M58603-P32452 DIGITAL RIVER, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 23, 2013. Meeting Information Meeting Type: Annual Meeting For holders as of: March 28, 2013 Date: May 23, 2013 Time: 3:30 p.m. Location: See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/driv2013 Digital River, Inc. 10380 Bren Road West Minnetonka, Minnesota 55343

Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 9, 2013 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Combined Document . XXXX XXXX XXXX . XXXX XXXX XXXX M58604-P32452 Proxy Materials Available to VIEW or RECEIVE: Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. During The Meeting: Go to www.virtualshareholdermeeting.com/driv2013. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX . XXXX XXXX XXXX

Voting Items 2. To approve the 2013 Performance Bonus Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1a. Perry W. Steiner 1b. Timothy J. Pawlenty 1c. David C. Dobson 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: 3. To submit an advisory vote to approve the executive compensation of our Named Executive Officers. 4. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013. The Board of Directors recommends you vote FOR the following proposals: M58605-P32452

M58606-P32452